As filed with the Securities and Exchange Commission on September 26, 2006

                                                     Registration No. 333-124791
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                                       ON
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                               GRAPHON CORPORATION
                 (Name of Small Business Issuer in its Charter)

                                  -------------

        Delaware                       6770                     13-3899021
(State of Incorporation)   (Primary Standard Industrial      (I.R.S. Employer
                            Classification Code Number)   Identification Number)

                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                                 (800) 472-7466
          (Address and Telephone Number of Principal Executive Offices)

                          5400 Soquel Avenue, Suite A2
                          Santa Cruz, California 95062
                    (Address of Principal Place of Business)

                                  -------------

             William Swain                                Copy to:
 Secretary and Chief Financial Officer                 Ira I. Roxland
          GraphOn Corporation                 Sonnenschein Nath & Rosenthal LLP
     5400 Soquel Avenue, Suite A2                1221 Avenue of the Americas
     Santa Cruz, California 95062                 New York, New York 10020
            (800) 472-7466                        Telephone: (212) 768-6700
(Name, Address and Telephone Number of               Fax: (212) 768-6800
          Agent for Service)

                                  -------------

      Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

Prospectus

                               GRAPHON CORPORATION

                        43,432,598 Shares of Common Stock

                             -----------------------

This prospectus relates to the offer and sale from time to time of up to 43,432,598 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such 43,432,598 shares, 29,333,398 shares are being offered for resale by current stockholders and 14,099,200 shares are being offered for resale upon exercise of warrants and options held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

Our common stock is currently traded on the OTC Bulletin Board under the symbol "GOJO." The closing price of our common stock on September 5, 2006 was $0.19 per share.

This investment involves risks. You should refer to the discussion of risk factors, beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------

                                 ________, 2006

                                Table of Contents

                                                                            Page
                                                                            ----

Forward Looking Statements ................................................    i
Prospectus Summary ........................................................    1
Risk Factors ..............................................................    4
Price Range Of Common Stock ...............................................    8
Selected Financial Data ...................................................   10
Management's Discussion And Analysis Of Financial Condition And
 Results Of Operations ... ................................................   11
Business ..................................................................   25
Management ................................................................   34
Certain Transactions ......................................................   37
Principal Stockholders ....................................................   39
Selling Stockholders ......................................................   41
Plan Of Distribution ......................................................   45
Description Of Our Securities .............................................   46
Legal Matters .............................................................   47
Experts ...................................................................   47
Where You Can Find More Information .......................................   47
Index To Financial Statements .............................................   48

                           Forward Looking Statements

Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

--------------------------------------------------------------------------------

                               Prospectus Summary

      The following summary does not contain all the information that may be important to you in making a decision to acquire our common stock. For a more complete understanding of our company and our common stock, you should read the entire prospectus, including the risks described under "Risk Factors" found elsewhere in this prospectus.

                                    Overview

      We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use and/or resale by independent software vendors (ISVs), application service providers (ASPs), corporate enterprises, governmental and educational institutions, and others.

      Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

      On January 31, 2005, we acquired Network Engineering Software, Inc. ("NES"), which was engaged in the development and patenting of proprietary technologies relating to the submission, storage, retrieval and security of information remotely accessed by computers, typically through computer networks or the Internet. In a contemporaneous private placement, we raised a total of $4,000,000 (the "2005 private placement") inclusive of a $665,000 credit, as described elsewhere in this prospectus.

      We are a Delaware corporation, founded in May of 1996. Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California, Tel-Aviv, Israel and Berkshire, England, United Kingdom.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Common stock offered for sale
by the selling stockholders.....................      43,432,598 shares (1)

Common stock to be outstanding
after this offering.............................      60,891,450 shares (1)(2)

----------
(1) Includes 12,849,200 and 1,250,000 shares issuable upon the exercise of outstanding warrants and options, respectively, held by the selling stockholders.

(2) Based upon our issued and outstanding shares of common stock as of September 5, 2006. This number excludes 6,195,055 shares of our common stock, which are either issuable upon exercise of our outstanding options or are represented by restricted stock awards which have not yet vested. An additional 1,188,467 shares are reserved for future grants under our equity compensation plans and 43,730 shares are reserved for purchase pursuant to our employee stock purchase plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                    Summary Consolidated Financial Statements

      The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2005 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2003, 2002 and 2001 and the balance sheet data as of December 31, 2004, 2003, 2002 and 2001 from our audited consolidated financial statements not included in this prospectus. We derived the consolidated statement of operations data for the six months ended June 30, 2006 and 2005 and the consolidated balance sheet data as of June 30, 2006 from our unaudited financial statements included elsewhere in this prospectus and the consolidated balance sheet data as of June 30, 2005 from our unaudited financial statements not included in this prospectus, which include all adjustments (consisting of normal recurring items) that we consider necessary for a fair presentation of the financial statements.

Statement of Operations Data:

                                                       Year Ended December 31,                           Six Months Ended June 30,
                              -----------------------------------------------------------------------    --------------------------
                                  2005           2004           2003          2002            2001          2006            2005
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
                                                         (Amounts in thousands, except share and per share data)
Revenue ....................  $     5,180    $     3,530    $     4,170    $     3,535    $     5,911    $     2,757    $     2,456
Cost of revenue ............          504            904          1,371          1,680          2,613            262            251
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Gross profit ...............        4,676          2,626          2,799          1,855          3,298          2,495          2,205
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

Operating expenses:
    Selling and marketing ..        1,523          1,384          1,680          2,235          5,989            840            677
    General and
    administrative .........        3,042          1,183          1,419          2,801          4,561          1,915          1,495
    Research and
    development ............        1,278          1,501          1,515          2,831          4,134            846            637
    Asset impairment loss ..           --             --             --            914          4,501             --             --
    Restructuring charge ...           --             --             80          1,943             --             --             --
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
       Total operating
       expenses ............        5,843          4,068          4,694         10,724         19,185          3,601          2,809
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------

Loss from operations .......       (1,167)        (1,442)        (1,895)        (8,869)       (15,887)        (1,106)          (604)
Other income (expense) net .           37             15              8             77            410             22             18
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Loss before provision
for income taxes ...........       (1,129)        (1,427)        (1,887)        (8,792)       (15,477)        (1,084)          (586)
Provision for income taxes .           18             --             --             --              1              3             --
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Net loss ...................  $    (1,147)   $    (1,427)   $    (1,887)   $    (8,792)   $   (15,478)   $    (1,087)   $      (586)
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========

Deemed dividends on
preferred stock ............       (4,000)            --             --             --             --             --         (4,000)
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========

Loss available to common
shareholders ...............  $    (5,147)   $    (1,427)   $    (1,887)   $    (8,792)   $   (15,478)   $    (1,087)   $    (4,586)
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========

Basic and diluted loss per
common share ...............  $     (0.12)   $     (0.07)   $     (0.11)   $     (0.50)   $     (0.97)   $     (0.02)   $     (0.12)
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========

Weighted average common
shares outstanding .........   41,833,535     21,307,966     16,607,328     17,465,099     16,007,763     46,188,073     37,432,395
                              ===========    ===========    ===========    ===========    ===========    ===========    ===========

Balance Sheet Data:
(Amounts in thousands)                                   As of December 31,                                    As of June 30,
                              -----------------------------------------------------------------------    --------------------------
                                  2005           2004           2003           2002           2001           2006           2005
                              -----------    -----------    -----------    -----------    -----------    -----------    -----------
Working capital (deficit) ..  $     2,494    $      (213)   $       284    $       668    $     6,173    $     2,347    $     2,348
Total assets ...............        9,037          2,224          2,562          4,550         12,986          8,302          9,147
Total liabilities ..........        2,619          1,858          1,715          1,820          1,660          2,745          2,073
Shareholders' equity .......        6,418            366            847          2,730         11,326          5,557          7,074

--------------------------------------------------------------------------------

                                  Risk Factors

            You should carefully consider the following factors, as well as other information appearing elsewhere in this prospectus, before you decide whether to purchase shares of our common stock. The risks and uncertainties described in this prospectus are not the only ones facing our company. Additional risks and uncertainties not presently known to us, or risks that we do not consider significant, may also impair our business. This document also contains forward-looking statements that involve risks and uncertainties, and actual results may differ materially from the results we discuss in the forward-looking statements. If any of the following risks actually occur, they could have a severe negative impact on our financial results and stock price.

      We have a history of operating losses and expect these losses to continue, at least for the near future.

            We have experienced significant losses since we began operations. We expect to continue to incur losses at least for the near future. We incurred operating losses of approximately $1,167,000, $1,442,000 and $1,895,600 for the years ended December 31, 2005, 2004 and 2003, respectively, and $1,106,000 and $604,000 for the six-months ended June 30, 2006 and 2005, respectively. Our expenses have increased as we have begun our efforts to enforce our rights under the patents we acquired in the NES acquisition; however, we cannot give assurance that revenues will increase sufficiently to exceed costs. We do not expect to be profitable in 2006. In future reporting periods, if revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability.

      If we are unable to generate a positive cash flow from operations, or are unsuccessful in securing external means of financing, we may not be able to continue our operations.

            We have not been able to consistently generate positive cash flow from our operations. For the year ended December 31, 2005, we generated approximately $747,000 net cash from our operations, as compared with consuming approximately $863,000 in our operations for the year ended December 31, 2004. For the six months ended June 30, 2006, we consumed approximately $288,000 net cash in our operations, as compared with generating approximately $76,000 from our operations for the six months ended June 30, 2005. We have been financing our operations primarily from selling common and preferred stock. We believe that we have sufficient cash to meet our operating needs throughout 2006 with the cash we raised in the 2005 private placement and the cash we had on hand as of June 30, 2006. However, if we were unable to generate positive cash flow from our operations in future periods or were unable to raise external sources of financing, we might need to discontinue our operations entirely.

      We may not realize the anticipated benefits of acquiring NES.

            We acquired NES in January 2005 with the anticipation that we would realize various benefits, including, among other things, licensing revenues through expansion of our product offerings or enhancement of our current product line, ownership of 11 issued patents and another 43 patent applications in process. We may not fully realize some or all of these benefits and the acquisition may result in the diversion of management time and cash resources to the detriment of our core software business. Costs incurred and liabilities assumed in connection with this acquisition could also have an adversely impact our future operating results.

      Our revenue is typically generated from a very limited number of significant customers.

            A material portion of our revenue during any reporting period is typically generated from a very limited number of significant customers. Consequently, if any of these significant customers reduce their order level, fail to order during a reporting period or if we are unable to recognize revenue from one or more orders from such customers under our accounting policies, our revenue could be materially adversely impacted.

            Several of our significant customers are ISVs who have bundled our products with theirs to sell as web-enabled versions of their products. Other significant customers include distributors who sell our products directly. We do not control our significant customers. Some of our significant customers maintain inventories of our products for resale to smaller end-users. If they reduce their inventory of our products, our revenue and business could be materially adversely impacted.

      If we are unable to develop new products and enhancements to our existing products, our business, results of operations and financial condition could be materially adversely impacted.

            The market for our products and services are characterized by:

            o frequent new product and service introductions and enhancements;

            o     rapid technological change;

            o     evolving industry standards;

            o     fluctuations in customer demand; and

            o     changes in customer requirements.

            Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy. If we are unable to satisfy our customers' demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations and financial condition could be materially adversely impacted. Our future success could be hindered by:

            o delays in our introduction of new products and/or enhancements of existing products;

            o delays in market acceptance of new products and/or enhancements of existing products; and

            o our, or a competitor's, announcement of new products and/or product enhancements or technologies that could replace or shorten the life cycle of our existing products.

            For example, sales of our GO-Global for Windows software could be affected by the announcement from Microsoft of the release and the actual release of a new Windows-based operating system or an upgrade to a previously released Windows-based operating system version as these new or upgraded systems may contain similar features to our products or they could contain architectural changes that temporarily prevent our products from functioning properly within a Windows-based operating system environment.

      Our business could be adversely impacted by conditions affecting the information technology market.

            The demand for our products depends substantially upon the general demand for business-related software, which fluctuates on numerous factors, including capital spending levels, the spending levels and growth of our current and prospective customers and general economic conditions. Fluctuations in the demand for our products could have a material adverse effect on our business, results of operations and financial condition.

      Our business could be adversely impacted by changes pending in the United States Patent and Trademark Office ("PTO") or by cases being reviewed by the United States Supreme Court.

            Currently, proposed rule changes are pending in the PTO that will affect how currently pending and new patent applications are processed by the PTO. These rule changes may have an adverse affect on our presently pending patent applications and any patent applications we may file in the future.

            Several cases have been selected for review this term by the Supreme Court that involve patent law. In particular, KSR v. Teleflex examines the standard for finding a patent claim invalid. Any change in the current standard could adversely affect patents asserted in litigation as well as our pending applications and any applications we may file in the future.

      Sales of products within our GO-Global product line constitute a substantial majority of our revenue.

            We anticipate that sales of products within our GO-Global product line, and related enhancements, will continue to constitute a substantial majority of our revenue for the foreseeable future. Our ability to continue to generate revenue from our GO-Global product line will depend on continued market acceptance of GO-Global. Declines in demand for our GO-Global product line could occur as a result of:

            o     lack of success with our strategic partners;

            o new competitive product releases and updates to existing competitive products;

            o     decreasing or stagnant information technology spending levels;

            o     price competition;

            o     technological changes, or;

            o     general economic conditions in the market in which we operate.

            If our customers do not continue to purchase GO-Global products as a result of these or other factors, our revenue would decrease and our results of operations and financial condition would be adversely affected.

      If we determine that any of our intangible assets, including the patents acquired from NES, are impaired, we would be required to write down the value of the asset(s) and record a charge to our income statement, which could have a material adverse effect on our results of operations.

            We had a significant amount of intangible assets reported on our balance sheet as of December 31, 2005 and June 30, 2006. We had net balances of approximately $4,519,000 and $80,000 reported as Patents and Capitalized Software, as of December 31, 2005, and $4,075,000 and $33,000 reported as Patents and Capitalized Software, as of June 30, 2006. We review for asset impairment annually, or sooner if events or changes in circumstances indicate that the carrying amounts could be impaired. Due to uncertain market conditions, potential changes in our strategy and product portfolio, and other factors, it is possible that the forecasts we use to support our intangible assets could change in the future, which could result in non-cash charges that would adversely affect our results of operations and financial condition.

      Our stock price has been historically volatile and you could lose the value of your investment.

            Our stock price has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose value.

     Our operating results in one or more future periods are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors.

            Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

            o Our ability to maximize the revenue opportunities of our patents;

            o The degree of success of products or product enhancements that we may introduce;

            o     Variations in the size of orders by our customers;

            o     Increased competition;

            o The proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others;

            o     Changes in our pricing policies or those of our competitors;

            o     The financial stability of major customers;

            o New product introductions or enhancements by us or by competitors;

            o Delays in the introduction of products or product enhancements by us or by competitors;

            o     The degree of success of new products;

            o     Any changes in operating expenses; and

            o General economic conditions and economic conditions specific to the software industry.

            In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time orders from non-recurring customers, or customers who order infrequently. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely be adversely affected.

      We may not be successful in attracting and retaining key management or other personnel.

            Our success and business strategy is also dependent in large part on our ability to attract and retain key management and other personnel. The loss of the services of one or more members of our management group and other key personnel, including our interim Chief Executive Officer, may have a material adverse effect on our business.

      Our failure to adequately protect our proprietary rights may adversely affect us.

            Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

            As regards our intention to maximize the revenue opportunities the portfolio of patents that we acquired from NES:

      o Although we believe the NES patents to be strong, there can be no assurance that they will not be found invalid either in whole or in part if challenged.

      o Invalidation of their broadest claims could result in very narrow claims that do not have the potential to produce meaningful license revenues.

      o Many of the companies that we intend to seek licenses from are very large with significant financial resources. We currently lack the ability to defend our patents against claims of invalidity if such litigation is heavily contested over an extended period of months or even years.

      o We have engaged attorneys that work on our behalf on a contingent fee basis and intend to pursue litigation until a resolution is achieved that is favorable to us. Such attorneys may seek to limit their exposure either by advocating licensing settlements that are not favorable to us or may abandon their efforts on our behalf.

      o Because NES obtained no foreign patents or filed any foreign patent applications, infringing companies may seek to avoid our demand for licenses by moving the infringing activities offshore where U.S. patents cannot be enforced.

      We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

            At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend. We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

      Our business significantly benefits from strategic relationships and there can be no assurance that such relationships will continue in the future.

            Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and us may adversely affect our business.

      We rely on indirect distribution channels for our products and may not be able to retain existing reseller relationships or to develop new reseller relationships.

            Our products are primarily sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, VARs, distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

      The market in which we participate is highly competitive and has more established competitors.

            The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features or that new competitors will not enter our markets and offer such products. We believe that we will need to invest increased financial resources in research and development to remain competitive in the future. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

                           Price Range Of Common Stock

            The following table sets forth, for the periods indicated, the high and low reported sales price of our common stock. Since March 27, 2003 our common stock has been quoted on the Over-the-Counter Bulletin Board. Our common stock is quoted under the symbol "GOJO."

                              Fiscal 2006            Fiscal 2005              Fiscal 2004
                              -----------            -----------              -----------
             Quarter        High        Low        High        Low          High         Low
             -------       ------     ------     -------     ------       -------      -------
               1st         $ 0.30     $ 0.18     $  0.65     $ 0.39       $  1.03      $  0.20
               2nd         $ 0.25     $ 0.17     $  0.45     $ 0.26       $  0.93      $  0.41
               3rd*        $ 0.23     $ 0.16     $  0.48     $ 0.29       $  0.51      $  0.25
               4th            N/A        N/A     $  0.38     $ 0.18       $  0.56      $  0.25

            *     3rd Quarter Fiscal 2006 values through September 5, 2006.

On September 5, 2006, there were approximately 4,300 holders of record of our common stock and the last reported sales price was $0.19.

            We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the Board of Directors.

                             Selected Financial Data

            The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2005 and 2004 and the consolidated balance sheet data as of December 31, 2005 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2003, 2002 and 2001 and the balance sheet data as of December 31, 2004, 2003, 2002 and 2001 from our audited consolidated financial statements not included in this prospectus. We derived the consolidated statement of operations data for the six months ended June 30, 2006 and 2005 and the consolidated balance sheet data as of June 30, 2006 from our unaudited financial statements included elsewhere in this prospectus and the consolidated balance sheet data as of June 30, 2005 from our unaudited financial statements not included in this prospectus, which include all adjustments (consisting of normal recurring items) that we consider necessary for a fair presentation of the financial statements.

Statement of Operations Data:

                                                        Year Ended December 31,                         Six Months Ended June 30
                                   ----------------------------------------------------------------     ------------------------
                                      2005         2004          2003         2002          2001           2006           2005
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------
                                                        (Amounts in thousands, except share and per share data)
Revenue .....................      $   5,180    $    3,530   $    4,170    $    3,535    $    5,911     $    2,757    $    2,456
Cost of revenue .............            504           904        1,371         1,680         2,613            262           251
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------
Gross profit ................          4,676         2,626        2,799         1,855         3,298          2,495         2,205
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------

Operating expenses:
   Selling and marketing ....          1,523         1,384        1,680         2,235         5,989            840           677
   General and administrative          3,042         1,183        1,419         2,801         4,561          1,915         1,495
   Research and development .          1,278         1,501        1,515         2,831         4,134            846           637
   Asset impairment loss ....             --            --           --           914         4,501             --            --
   Restructuring charge .....             --            --           80         1,943            --             --            --
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------
      Total operating
      expenses ..............          5,843         4,068        4,694        10,724        19,185          3,601         2,809
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------

Loss from operations ........         (1,167)       (1,442)      (1,895)       (8,869)      (15,887)        (1,106)         (604)
Other income (expense) net ..             37            15            8            77           410             22            18
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------
Loss before provision for
income taxes ................         (1,129)       (1,427)      (1,887)       (8,792)      (15,477)        (1,084)         (586)
Provision for income taxes ..             18            --           --            --             1              3            --
                                   ---------    ----------   ----------    ----------    ----------     ----------    ----------
Net loss ....................     $   (1,147)   $   (1,427)  $   (1,887)   $   (8,792)   $  (15,478)    $   (1,087)   $     (586)
                                  ==========    ==========   ==========    ==========    ==========     ==========    ==========

Deemed dividends on
preferred stock .............         (4,000)           --           --            --            --             --        (4,000)
                                  ==========    ==========   ==========    ==========    ==========     ==========    ==========

Loss available to common
shareholders ................     $   (5,147)   $   (1,427)  $   (1,887)   $   (8,792)   $  (15,478)    $   (1,087)   $   (4,586)
                                  ==========    ==========   ==========    ==========    ==========     ==========    ==========

Basic and diluted loss per
common share ................     $    (0.12)   $    (0.07)  $    (0.11)   $    (0.50)   $    (0.97)    $    (0.02)   $    (0.12)
                                  ==========    ==========   ==========    ==========    ==========     ==========    ==========
Weighted average
common shares
outstanding .................     41,833,535    21,307,966   16,607,328    17,465,099    16,007,763     46,188,073    37,432,395
                                  ==========    ==========   ==========    ==========    ==========     ==========    ==========

Balance Sheet Data:
(Amounts in thousands)                             As of December 31,                                         As of June 30
                                  -----------------------------------------------------------------     ------------------------
                                      2005          2004         2003         2002           2001           2006          2005
                                  ----------    ----------   ----------    ----------    ----------     ----------    ----------
Working capital (deficit) ...     $    2,494    $     (213)  $      284    $      668    $    6,173     $    2,347    $    2,348
Total assets ................          9,037         2,224        2,562         4,550        12,986          8,302         9,147
Total liabilities ...........          2,619         1,858        1,715         1,820         1,660          2,745         2,073
Shareholders' equity ........          6,418           366          847         2,730        11,326          5,557         7,074

         Management's Discussion and Analysis of Financial Condition and
                             Results of Operations

            The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes provided elsewhere in this prospectus.

Critical Accounting Policies

            The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, the impairment of intangible assets, contingencies and other special charges and taxes. Actual results could differ materially from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.

      Revenue Recognition

Generally, software license revenues are recognized when:

            o Persuasive evidence of an arrangement exists, i.e., when we sign a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer's purchase order.

            o Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance, i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs.

            o Our price to the customer is fixed or determinable, as typically evidenced in the signed non-cancelable contract, or the customer's purchase order.

            o Collectibility is probable. If collectibility is not considered probable, revenue is recognized when the fee is collected.

            Revenue recognized on software arrangements involving multiple elements is allocated to each element of the arrangement based on vendor-specific objective evidence ("VSOE") of the fair values of the elements; such elements include licenses for software products, maintenance, consulting services or customer training. We limit our assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately.

            If sufficient VSOE of fair values does not exist so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If evidence of VSOE of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

            Certain of our ISV, VAR or ASP customers (who we refer to as "resellers") prepay for licenses they intend to resell. Upon receipt of the prepayment, if all other revenue recognition criteria outlined above have been met, we recognize licensing revenue when the reseller is given access to the licensed programs. The resellers are required to provide us with monthly sell-through reports that detail, for the respective month, various items, such as the number of licenses purchased from us, the number they have sold to other parties, the ending balance of licenses they hold as inventory available for future sale and certain information pertaining to their customers such as customer name, licenses purchased, purchase date and contact information. We monitor and reconcile the resellers' inventory records to our records via the monthly sell-through reports.

            Other resellers will only purchase licenses from us when they have already closed a deal to sell our product to another party. These resellers will typically submit a purchase order to us in order to receive product that they can deliver to their customer. In these cases, assuming all other revenue recognition criteria, as set forth above, have been satisfied, we recognize licensing revenue when the reseller has been given access to the licensed programs. There are no rights of return granted to resellers or other purchasers of our software programs.

            We recognize revenue from service contracts ratably over the related contract period, which generally ranges from one to five years.

      Allowance for Doubtful Accounts

            The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected.

      Patents

            The patents we acquired in the NES acquisition are being amortized over their estimated remaining economic life, currently estimated to be approximately 5 years, as of December 31, 2005. Costs associated with filing, documenting or writing method patents are expensed as incurred as the acquired patents, and all continuations thereof, are method patents.

      Capitalized Software Development Costs

            Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are typically capitalized until the product is available for general release to customers. Capitalized costs are amortized based on either estimated current and future revenue for the product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period.

      Impairment of Intangible Assets

            We perform impairment tests on our intangible assets, including our patents, on an annual basis and between annual tests in certain circumstances. In response to changes in industry and market conditions, we may strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of intangible assets.

      Loss Contingencies

            We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

      Stock Compensation

            Prior to January 1, 2006, we accounted for our stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." ("FAS No. 123") We did not recognize compensation cost related to stock options granted to our employees and non-employee directors that had an exercise price equal to or above the market value of the underlying common stock on the date of grant in our condensed consolidated statement of income prior to January 1, 2006.

            Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," ("FAS123R") and related interpretations using the modified prospective transition method. Under that method, compensation cost recognized in the six-month period ended June 30, 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS123R.

            Results for prior periods have not been restated.

            As a result of adopting FAS123R on January 1, 2006, our loss from operations, loss before provision for income taxes and net loss for the six-months ended June 30, 2006 was $226 thousand higher, respectively, than if we had continued to account for stock-based compensation under APB No. 25.

            The valuation of employee stock options is an inherently subjective process, since market values are generally not available for long-term, non-transferable employee stock options. Accordingly, an option pricing model is utilized to derive an estimated fair value. In calculating the estimated fair value of our stock options, we used a binomial pricing model, which requires the consideration of the following variables for purposes of estimating fair value:

            o     the expected volatility of our common stock,

            o     the annualized forfeiture/termination rate,

            o     the prior forfeiture/termination rate,

            o     the expected term of the option,

            o     the exercise factor for optionees,

            o the risk free interest rate for the expected option term, and expected dividends on our common stock (we do not anticipate paying dividends for the

            o     foreseeable future).

            Of the variables above, the selection of an expected term, an annualized forfeiture rate and expected stock price volatility are the most subjective. Our estimate of the expected option term was 7.5 years and was derived based on our analysis of historical data and future projections. We derived an annualized forfeiture rate of 10% by analyzing our historical forfeiture data, including consideration of the impact of certain non-recurring events, such as reductions in work force. In estimating our stock price volatility for grants awarded during the six-month period ended June 30, 2006, we analyzed our historic volatility since we became a public entity (July 13, 1999) through June 30, 2006, by reference to actual stock prices during this period and calculated an estimated volatility, which ranged from approximately 157% to 159% for the respective grant. We believe that each of these estimates is reasonable in light of the data we analyzed. However, as with any estimate, the ultimate accuracy of these estimates is only verifiable over time.

            We also recognized compensation costs for shares purchased under our Employee Stock Purchase Plan ("ESPP") during the six months ended June 30, 2006. We applied the same variables to the calculation of the costs associated with the ESPP shares purchased as the stock option grants noted above, except as follows: expected stock price volatility was 147% (all ESPP shares purchased), the risk free interest rate was 3.73% and the expected term was 0.5 years. In estimating stock price volatility for the ESPP shares purchased, we analyzed our historical volatility from August 1, 2005 to January 31, 2006. These are the two dates whose closing prices were used as the basis of determining the purchase price for shares most recently purchased under the ESPP. Since August 1, 2005 to January 31, 2006 is a six-month period, the estimated term was deemed to be 0.5 years.

            The specific valuation assumptions noted above were applied to stock options that were granted during the six-month period ended June 30, 2006. We expect that stock-based compensation expense will continue to have a material impact on our financial results for the remainder of the fiscal year. For the remainder of fiscal 2006 we expect to incur stock-based compensation expense of approximately $120 thousand per quarter.

Results of Operations

            The first table that follows sets forth our statement of operations data for the years ended December 31, 2005 and 2004 along with the dollar and percentage changes from 2004 to 2005 in the respective line items. The second table that follows sets forth our statement of operations data for the six-months ended June 30, 2006 and 2005 along with the dollar and percentage changes from 2004 to 2005 in the respective line items.

                                                     Year Ended December 31,                   Change in
                                                     -----------------------         ----------------------------
($000s)                                              2005             2004            Dollars          Percentage
-------                                              ----             ----            -------          ----------
Revenue                                           $    5,180       $    3,530       $    1,650             46.7%
Cost of revenue                                          504              904             (400)           (44.2)
                                                  ----------       ----------       ----------
Gross profit                                           4,676            2,626            2,050             78.1
                                                  ----------       ----------       ----------

Operating expenses:
    Selling and marketing                              1,523            1,384              139             10.0
    General and administrative                         3,042            1,183            1,859            157.1
    Research and development                           1,278            1,501             (223)           (14.9)
                                                  ----------       ----------       ----------
      Total operating expenses                         5,843            4,068            1,775             43.6
                                                  ----------       ----------       ----------
Loss from operations                                  (1,167)          (1,442)             275             19.1
                                                  ----------       ----------       ----------

Other income (expense):
    Interest and other income                             42               15               27            180.0
    Interest and other expense                            (5)              --               (5)              na
                                                  ----------       ----------       ----------
      Total other income (expense)                        37               15               22            146.7
                                                  ----------       ----------       ----------
Loss before provision for income tax                  (1,129)          (1,427)             298             20.9
Provision for income tax                                  18               --               18               na
                                                  ----------       ----------       ----------
Net loss                                              (1,147)          (1,427)             280             19.6
Deemed dividends on preferred stock                   (4,000)              --           (4,000)              na
                                                  ----------       ----------       ----------
Net loss attributable to common shareholders      $   (5,147)      $   (1,427)      $   (3,720)          (260.7)%
                                                  ==========       ==========       ==========

                                                   Six-Months Ended June 30,                    Change in
                                                   -------------------------          --------------------------
($000s)                                              2006              2005           Dollars         Percentage
-------                                              ----              ----           -------         ----------
Revenue                                           $    2,757       $    2,456       $      301             12.3%
Cost of revenue                                          262              251               11              4.4
                                                  ----------       ----------       ----------
Gross profit                                           2,495            2,205              290             13.2
                                                  ----------       ----------       ----------

Operating expenses:
    Selling and marketing                                840              677              163             24.1
    General and administrative                         1,915            1,495              420             28.1
    Research and development                             846              637              209             32.8
                                                  ----------       ----------       ----------
       Total operating expenses                        3,601            2,809              792             28.2
                                                  ----------       ----------       ----------
Loss from operations                                  (1,106)            (604)            (502)           (83.1)
                                                  ----------       ----------       ----------

Other income (expense):
     Interest and other income                            24               20                4             20.0
     Interest and other expense                           (2)              (2)              --               na
                                                  ----------       ----------       ----------
Total other income (expense)                              22               18                4             22.2
                                                  ----------       ----------       ----------
Loss before provision for income tax                  (1,084)            (586)            (498)           (85.0)
Provision for income tax                                   3               --                3               na
                                                  ----------       ----------       ----------
Net loss                                              (1,087)            (586)            (501)           (85.5)
Deemed dividends on preferred stock                       --           (4,000)           4,000            100.0
                                                  ----------       ----------       ----------
Net loss attributable to common shareholders      $   (1,087)      $   (4,586)      $    3,499             76.3%
                                                  ==========       ==========       ==========

Results of Operations for the Six-Month Periods Ended June 30, 2006 and 2005.

Revenue

            Our revenue is primarily derived from product licensing fees and service fees from maintenance contracts. Other sources of revenue include private labeling fees and sales of software development kits. Private labeling fees are derived when we contractually agree to allow a customer to brand our product with their name. We defer these fees upon contract signing and recognize the revenue ratably over the initial term of the contract.

Software development kits are tools that allow end users to develop, interface and brand their own applications for use in conjunction with either our Windows or Unix/Linux products. Currently, we do not generate a significant amount of revenue from private labeling transactions, nor do we anticipate generating a significant amount of revenue from them or from the sale of software development kits during 2006.

            The changes in both Windows and Unix-based product licenses revenue for the six-month periods ended June 30, 2006 and 2005 were reflective of how such revenue varies because a significant portion of this revenue has been, and continues to be earned from a limited number of significant customers, most of whom are VARs. Consequently, if any of these significant customers change their order level or fail to order during the reporting period, our revenue could be materially impacted. We expect this situation to continue throughout the next several quarterly reporting periods.

            Revenue for the six-month periods ended June 30, 2006 and 2005 was comprised as follows:

            Revenue ($000s)                                           Change in
            ---------------                                           ---------

            Product licenses          2006           2005         Dollars       Percent
            ----------------          ----           ----         -------       -------
            Windows                $   1,060      $   1,141      $     (81)      (7.1)%
            Unix                         863            696            167       24.0
                                   ---------      ---------      ---------
                                       1,923          1,837             86        4.7
                                   ---------      ---------      ---------

            Service fees
            ------------
            Windows                      417            304            113       37.2
            Unix                         378            297             81       27.3
                                   ---------      ---------      ---------
                                         795            601            194       32.3
                                   ---------      ---------      ---------
            Other                         39             18             21      116.7
                                   ---------      ---------      ---------
            Total Revenue          $   2,757      $   2,456      $     301       12.3
                                   =========      =========      =========

            During the six-month period ended June 30, 2006, eighteen Windows customers purchased an aggregate $728 thousand of Windows product, which accounted for 68.7% of Windows product license revenue for the period. These eighteen customers' purchases were $146 thousand lower than their purchases during the same period of 2005, which aggregated $874 thousand, or 76.6% of Windows product license revenue. We made the decision to defer revenue recognition for a purchase made during the six-month period ended June 30, 2006 by a significant customer who is a reseller. We determined that sufficient VSOE did not exist for the allocation of revenue to the various elements of the purchase. When such evidence exists we will recognize revenue from this transaction. We expect that future purchases by this customer will also be deferred for the foreseeable future.

            Twelve Unix product customers, including our most significant Unix customer (Alcatel - all worldwide locations) and a new enterprise customer, purchased an aggregate $681 thousand of Unix products, which accounted for 78.9% of Unix product license revenue for the six-month period ended June 30, 2006. These twelve customers' purchases were an aggregate $158 thousand higher than their purchases during the same period of 2005, which aggregated $523 thousand, or 75.1% of Unix product license revenue.

            The increase in both Windows and Unix-based service fees for the six-month period ended June 30, 2006, as compared with the same period of the prior year was primarily due to higher levels of maintenance contract purchases that occurred during 2005 and has continued through the first six months of 2006. We expect this trend to continue throughout 2006

Cost of Revenue

            Cost of revenue is comprised primarily of service costs, which represent the costs of customer service, and product costs, which are primarily the amortization of capitalized technology developed in-house. Shipping and packaging materials are immaterial as virtually all of our deliveries are made via electronic means over the Internet. Under accounting principles generally accepted in the United States, research and development costs for new product development, after technological feasibility is established, are recorded as "capitalized software" on our balance sheet. Such capitalized costs are subsequently amortized as cost of revenue over the shorter of three years or the remaining estimated life of the products.

            Cost of revenue for the six-month periods ended June 30, 2006 and 2005 was as follows:

            ($000s)                                        Change in
                                                           ---------
                                2006        2005       Dollars      Percent
                                ----        ----       -------      -------
            Product costs      $   65      $  104      $  (39)       (37.5)%
            Service costs         197         148          49         33.1
                               ------      ------      ------
                               $  262      $  252      $   10          4.0
                               ======      ======      ======

            Cost of revenue increased by $10 thousand, or 4.0%, to $262 thousand for the six months ended June 30, 2006, from $252 thousand for the comparable period of 2005. Product costs decreased by $39 thousand, or 37.5%, from $104 thousand to $65 thousand. This decrease was partially offset by an increase in service costs, which increased by $49 thousand, or 33.1%, to $197 thousand from $148 thousand.

            The decrease in product costs for the six-month period ended June 30, 2006, as compared with the same period in 2005 was primarily due to a decrease in the amortization of capitalized software development costs. We expect product costs to remain lower throughout 2006, as compared with 2005, as certain elements of our capitalized software development costs became fully amortized during 2005 and others will become fully amortized during 2006.

            The increase in service costs for the six-month period ended June 30, 2006, as compared with the same period in 2005, resulted primarily from increasing the number of engineers performing customer service and from the adoption of FAS123R. In order to better meet the needs of our customers, as we have sold more maintenance contracts over the course of the last several quarters, we increased the number of engineers providing customer service to our customers to eight during the six months ended June 30, 2006, from four for the same period of the prior year. Additionally, in accordance with FAS123R, we expensed $8 thousand of stock-based compensation expense related to our customer service engineers during the six-month period ended June 30, 2006. No such expense was recorded during the same period of the prior year. We expect service costs to remain higher throughout 2006, as compared with 2005.

Selling and Marketing Expenses

            Selling and marketing expenses primarily consist of employee costs, outside services, travel and entertainment, tradeshow expense and stock-based compensation expense.

            Selling and marketing expenses were approximately 30.5% and 27.6% of revenue for the six months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, 2006, selling and marketing expenses increased $163 thousand, or 24.1%, to $840 thousand from $677 thousand for the same period of 2005.

            Selling and marketing expenses for the six months ended June 30, 2006 and 2005 were as follows:

            ($000s)                                                      Change in
                                           2006          2005       Dollars      Percent
                                           ----          ----       -------      -------
            Employee costs                $   591      $   522      $    69        13.2%
            Outside services                  108           93           15        16.1
            Travel & entertainment             73           34           39       114.7
            Tradeshow expense                  21            5           16       320.0
            Stock-based compensation           17           --           17          na

            Other                              30           23            7        30.4
                                          -------      -------      -------
                                          $   840      $   677      $   163        24.1%
                                          =======      =======      =======

            The increase in employee costs for the six-month period ended June 30, 2006, as compared with the same period in 2005, was primarily the result of higher commissions and a new sales engineer hired during 2006.

            The increase in outside services for the six-months ended June 30, 2006, as compared with the same period in 2005, was the result of the increased activity of our outside Asian sales representative and increasing overall marketing activities. We expect this trend to continue as we anticipate increasing our outside Asian sales representative's activities in 2006 over 2005 levels and to continue increased overall marketing efforts.

            The increases in travel and entertainment and tradeshow expense for the six months ended June 30, 2006, as compared with the same period in 2005, were primarily as a result of our participation in more tradeshows and undertaking more visits to customers and prospects. Of note, we participated in CeBIT in Hanover, Germany during the six months ended June 30, 2006. This is one of, if not the largest technology tradeshow in Europe annually. Although we attended CeBIT during 2005, we did not set up a display; consequently, our 2006 CeBIT participation costs were greater than those in 2005. We expect this trend to continue as we anticipate setting up our display at other tradeshows during 2006.

            Based on the above items and trends, we anticipate that 2006 selling and marketing expense will exceed 2005 selling and marketing expense.

General and Administrative Expenses

            General and administrative expenses primarily consist of employee costs, amortization and depreciation, stock-based compensation expense, legal, professional and other outside services (including those related to realizing benefits from our patent-related assets), travel and entertainment, certain costs associated with being a publicly held corporation, and bad debts expense.

            General and administrative expenses were approximately 69.5% and 60.9% of revenues for the six-month periods ended June 30, 2006 and 2005, respectively. General and administrative expenses increased by $420 thousand, or 28.1%, to $1,915 thousand from $1,495 thousand for the six-month period ended June 30, 2006 as compared with the same period in 2005.

            General and administrative expenses for the six months ended June 30, 2006 and 2005 were as follows:

            ($000s)                                               Change in
                                    2006         2005       Dollars       Percent
                                    ----         ----       -------       -------
            Employee costs        $   628      $   469      $   159          33.9%
            Depreciation and
            amortization              452          372           80          21.5
            Outside services          373          462          (89)        (19.3)
            Travel and
            entertainment             105           30           75         250.0
            Stock-based
            compensation              181            1          180       1,800.0
            Other                     176          161           15           9.3
                                  -------      -------      -------
                                  $ 1,915      $ 1,495      $   420          28.1
                                  =======      =======      =======

            The increase in employee costs for the six months ended June30, 2006, as compared with the same period of 2005, was primarily due to having approximately three more employees and salary adjustments made subsequent to June 30, 2005. Partially offsetting these items was a decrease in accrued bonuses. We expect 2006 employee costs to exceed 2005 levels.

            Depreciation and amortization expense increased during the six months ended June 30, 2006, as compared with the same period in 2005, primarily as a result of increased patent amortization. Costs associated with acquiring the patents from NES were capitalized at various times throughout the six month period ended June 30, 2005 and since costs can not be amortized until they are capitalized, the cost basis upon which the patent amortization was calculated grew larger throughout the six-month period ended June 30, 2005. All patent costs were capitalized prior to 2006; consequently, all such costs were included in the cost basis upon which the patent amortization was calculated during the six months ended June 30, 2006.

            Outside services decreased during the six months ended June 30, 2006, as compared with the same period of 2005 primarily as a result of hiring an in-house attorney during 2005, to oversee the administration of our patents. Partially offsetting these cost savings was an increase in consulting fees charged to us by our CEO (Chief Executive Officer). During 2006, our CEO significantly increased his activities in our general business operations in addition to pursuing business development opportunities as they presented themselves. We expect these trends to continue during 2006.

            The increase in travel and entertainment during the six months ended June 30, 2006, as compared with the same period of the previous year, was primarily a result of our CEO's travels to our various facilities, as well as travel incurred by management while exploring potential business development opportunities. We expect 2006 travel and entertainment levels to exceed those of 2005.

            We adopted FAS123R as of January 1, 2006, and as a result, began recording stock-based compensation expense. For the six-month period ended June 30, 2006 such general and administrative stock-based compensation expense amounted to $181 thousand. During the six-month period ended June 30, 2005, we recorded $1 thousand of compensation expense in accordance with FAS123, which was derived from stock options that had been previously issued to our CEO. We anticipate 2006 stock-based compensation expense to exceed 2005 levels as we continue to comply with FAS123R.

            We anticipate that aggregate general and administrative expenses for 2006 will be higher than 2005, primarily due to the additional personnel, the amortization of the patents, stock option compensation expense we will record as a result of adopting FAS123R, and increased activity by certain executive managers.

Research and Development Expenses

            Research and development expenses consist primarily of employee costs, payments to contract programmers, rent, stock-based compensation expense, depreciation and computer related supplies.

            Research and development expenses were approximately 30.7% and 25.9% of revenues for the six-month periods ended June 30, 2006 and 2005, respectively. Research and development expenses for the six-month period ended June 30, 2006 increased by $210 thousand, or 33.0%, to $846 thousand from $636 thousand for the six-month period ended June 30, 2005.

            Under accounting principles generally accepted in the United States, all costs of product development incurred once technological feasibility has been established, but prior to general release of the product, are typically capitalized and amortized to expense over the estimated life of the underlying product, rather than being charged to expense in the period incurred. No product development costs were capitalized during the six-month periods ended June 30, 2006 or 2005.

            Research and development expenses for the six-month periods ended June 30, 2006 and 2005 were as follows:

            ($000s)                                                       Change in
                                                                          ---------
                                            2006         2005       Dollars       Percent
                                            ----         ----       -------       -------
            Employee costs                $   489      $   447      $    42          9.4%
            Outside services                  245          105          140        133.3
            Stock-based compensation           20           --           20           na
            Other                              92           84            8          9.5
                                          -------      -------      -------
                                          $   846      $   636      $   210         33.0
                                          =======      =======      =======

            Employee costs for the six-month periods ended June 30, 2006 and 2005 are net of $188 thousand and $148 thousand, respectively, which related to employee costs reported as customer service cost of revenue. The increase in employee costs noted in the table immediately preceding this paragraph was primarily due to the hiring of two additional engineers during 2006, salary adjustments enacted subsequent to June 30, 2005 and increases in employee benefits, which were partially offset by the customer service employee costs that were reported as cost of revenue.

            The increase in outside services for the six-month period ended June 30, 2006, as compared with the same period of 2005, was primarily related to fees paid to an executive recruiting agency assisting us in our search for a new vice-president of engineering. The balance of the increase was incurred primarily by expanding our use of consulting engineers to help enhance our product development efforts. Subsequent to June 30, 2006 we hired a new vice-president of engineering. We expect to continue making greater use of consulting engineers throughout 2006 to assist in product development efforts. Based on these items, we anticipate that expenses related to outside services in 2006 will exceed 2005 levels.

            We adopted FAS123R as of January 1, 2006, and as a result began recording stock-based compensation expense. For the six-month period ended June 30, 2006 such research and development stock-based compensation expense amounted to $28 thousand, of which $8 thousand was reported as customer service cost of revenue. No such stock-based compensation expense was recorded during 2005. We anticipate 2006 stock-based compensation expense to exceed 2005 levels as we continue to comply with FAS123R.

            During June 2006, we established an engineering facility in Israel that will conduct business under the name GraphOn Research Labs, Ltd. No significant costs were incurred during the period to establish this wholly-owned subsidiary. It commenced operations during July 2006.

            Based on the above factors, we anticipate that research and development expenses for 2006 will be higher than those incurred during 2005.

Other Income

            During the six-month periods ended June 30, 2006 and 2005, other income consisted primarily of interest income on excess cash and note receivable
- shareholder. During the six-month period ended June 30, 2005, other income also included interest income on notes receivable - directors.

            For the six-month period ended June 30, 2006, other income increased by $4 thousand, or 22.2%, to $22 thousand from $18 for the same period of 2005.

            We anticipate that interest and other income for 2006 will approximate 2005 levels as we anticipate having similar or lower average cash balances for the remainder of the year, partially offset by higher interest rates.

Net Loss

            As a result of the foregoing items, net loss for the six-month period ended June 30, 2006 was $1,087 thousand, an increase of $501 thousand, or 85.5%, from a net loss of $586 for the same period of 2005. As a result of our continued operating loss we intend to continue to pursue revenue growth opportunities through all available means.

            Net loss attributable to common shareholders for the six-month period ended June 30, 2006 was $1,087 thousand, a decrease of $3,499 thousand, or 76.3%, from $4,586 thousand for the same period of 2005. The decrease for the six-month period ended June 30, 2006, as compared with the same period of the prior year was due to the deemed dividends on preferred stock, as discussed below.

Results of Operations for the Years Ended December 31, 2005 and 2004.

Revenue

            The table that follows summarizes product licensing fees for the years ended December 31, 2005 and 2004 and calculates the change in dollars and percentage from 2004 to 2005 in the respective line item.

     ($000s)                        Year Ended December 31,                    Increase/(Decrease)
     -------                        -----------------------                    -------------------
     Product licensing fees        2005                 2004                 Dollars      Percentage
     ----------------------        ----                 ----                 -------      ----------
     Windows                     $ 2,271              $ 1,362                $   909         66.7%
     Unix/Linux                    1,501                1,033                    468         45.3
                                 -------              -------                -------
     Total                       $ 3,772              $ 2,395                $ 1,377         57.5
                                 =======              =======                =======

            The increases in both Windows and Unix-based product licensing fees revenue for the year ended December 31, 2005 as compared with the prior year were reflective of how such revenue varies because a significant portion of this revenue has been, and continues to be earned from a limited number of significant customers, most of whom are original equipment manufacturers (OEMs) or VARs. Consequently, if any of these significant customers change their order level, or fail to order, our product licensing fees revenue can be materially adversely impacted.

         During the year ended December 31, 2005, two of our most significant Windows customers (KitASP and FrontRange) purchased approximately an aggregate $641 thousand more Windows product licenses than they did during the prior year. Three other Windows customers, who are also OEMs and/or VARs, purchased approximately an aggregate $452 thousand more Windows product licenses during the year ended December 31, 2005 than they did during the prior year. Partially offsetting these increases were aggregate decreases approximating $184 thousand resulting from reduced Windows product licenses purchases from our other customers.

            During the year ended December 31, 2005, our most significant Unix customer (Alcatel) purchased approximately $113 thousand more Unix product licenses than they did during the prior year. Additionally, a reseller with whom we do business periodically, who resells to the United States military, purchased approximately an aggregate $416 thousand of Unix product licenses during the year ended December 31, 2005, as compared with no such purchases during the prior year. Partially offsetting these increases were aggregate decreases approximating $61 thousand resulting from reduced Unix product licenses purchases from our other customers.

            We anticipate that many of our customers will enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Currently we offer maintenance contracts for one, two, three or five-year periods. Revenue from maintenance contracts totaled approximately $1,359 thousand in 2005 and $1,015 thousand in 2004 and was approximately 26.2% and 28.8% of revenue in 2005 and 2004, respectively.

            For the year ended December 31, 2005, approximately 82.8% of our total sales were made to 26 customers. The three largest of these customers accounted for approximately 16.8%, 16.0% and 11.5%, respectively, of total sales. These three customers' December 31, 2005 year-end accounts receivable balances represented approximately 0.0%, 11.6%, and 6.0% of reported net accounts receivable. By March 16, 2006, we had collected the majority of these outstanding balances.

            For the year ended December 31, 2004, approximately 75.9% of our total sales were made to 20 customers. The three largest of these customers accounted for approximately 20.9%, 14.9% and 14.1%, respectively, of total sales. These three customers' December 31, 2004 year-end accounts receivable balances represented approximately 30.9%, 2.9% and 0.0% of reported net accounts receivable. By March 16, 2005, we had collected the majority of these outstanding balances.

Cost of Revenue

            Cost of revenue consists primarily of the amortization of acquired technology and the amortization of capitalized technology developed in-house. Also included in cost of revenue are the costs of servicing maintenance contracts. Research and development costs for new product development, after technological feasibility is established, are recorded as "capitalized software" on our balance sheet and subsequently amortized as cost of revenue over the shorter of three years or the remaining estimated life of the products.

            Cost of revenue was approximately 9.7% and 25.6% of total revenues for the years 2005 and 2004, respectively. The decrease in product costs in 2005 from 2004 was primarily due to all remaining elements of our acquired technology becoming fully amortized during 2004. The decrease in service costs was due to changes in the mix of engineers who were providing such services and the amount of time they spent providing such services. We review our engineering activities on an on-going basis to ensure that our resources are deployed most efficiently to allow us to strike an appropriate balance between servicing customers' needs and product development.

Sales and Marketing Expenses

            Sales and marketing expenses primarily consist of salaries and related benefits, sales commissions, outside consultants, travel expenses, trade show related activities and promotional costs.

            Sales and marketing expenses were approximately 29.4 % and 39.2 % of total revenues for the years 2005 and 2004, respectively. The increase in sales and marketing expenses in 2005 from 2004 was primarily caused by increased commissions ($283 thousand) and bonuses ($85 thousand), which were partially offset by decreased wages and benefits ($117 thousand), and outside consultants ($62 thousand). The reasons for these changes were as follows:

            o The increase in commissions was the result of higher sales in 2005, as compared with 2004, and the attainment of various sales quotas during 2005.

            o The increase in bonuses was due to the attainment of certain performance-based goals and objectives during 2005.

            o The decrease in wages and benefits was the result of having two less sales representatives during 2005, as compared with 2004.

            o The decrease in outside marketing consultants was a result of reducing the budget for such 2005 expenditures and prioritizing 2005 activities to live within the budgetary constraints.

General and Administrative Expenses

            General and administrative expenses primarily consist of salaries and related benefits, legal and professional services, depreciation of fixed assets, amortization of patents, insurance, costs associated with being a publicly held company and bad debts expense.

            General and administrative expenses were approximately 58.7% and 33.5% of 2005 and 2004 total revenues, respectively. General and administrative expense increased in 2005 from 2004 primarily as a result of our acquisition of NES and their patent portfolio and a resulting increase to our administrative staff. Significant increases included wages and benefits ($495 thousand), depreciation and amortization, primarily of the patent portfolio ($816 thousand), legal fees ($258 thousand) and bonuses ($98 thousand). The reasons for these increases were as follows:

            o Wages and benefits were up as a result of hiring five new employees during 2005, including two associated with our newly-acquired patents and three administrative people, one of whom replaced an outside consultant whose contract was not renewed during 2005.

            o Depreciation and amortization increased as a direct result of the amortization of the newly-acquired patents.

            o Legal fees increased primarily as a result of costs associated with the newly-acquired patents and certain costs associated with the private placement of our capital stock, which occurred during the first six months of 2005.

            o Bonuses increased primarily as the result of the attainment of certain performance-based goals and objectives during 2005.

            The ending balance of our allowance for doubtful accounts as of December 31, 2005 and 2004 was approximately $47 thousand. Bad debts expense was immaterial for the years ended December 31, 2005 and 2004.

Research and Development Expenses

            Research and development expenses consist primarily of salaries and related benefits paid to software engineers, payments to contract programmers, depreciation and facility expenses related to our remotely located engineering offices.

            Under accounting principles generally accepted in the United States, all costs of product development incurred once technological feasibility has been established, but prior to the general release of the product, are typically capitalized and amortized to expense over the estimated life of the underlying product, rather than being charged to expense in the period incurred. No product development costs were capitalized during either 2005 or 2004.

            Research and development expense was approximately 24.7% and 42.5% of total revenues for the years 2005 and 2004, respectively. The decrease in research and development expense in 2005 from 2004 was primarily caused by decreased wages and benefits ($197 thousand) and decreased depreciation of fixed assets ($46 thousand). The reasons for these changes were as follows:

      o     We had three fewer engineers during 2005 as compared with 2004.

      o Depreciation expense decreased due to the timing of various assets reaching the end of their estimated useful lives, as well as minimal capital expenditures over the course of the last few years.

Interest and Other Income

            During 2005 and 2004, the primary component of interest and other income was interest income derived on excess cash. Our excess cash was held in relatively low-risk, highly liquid investments, such as U.S. Government obligations, bank and/or corporate obligations rated "A" or higher by independent rating agencies, such as Standard and Poors, or interest bearing money market accounts with minimum net assets greater than or equal to one billion U.S. dollars.

            Interest and other income was approximately 0.8% and 0.4% of total revenues for the years ended December 31, 2005 and 2004, respectively. The increase in interest income in 2005 from 2004 was primarily due to higher average balances of cash and cash equivalents during 2005, as compared with 2004, which resulted from the proceeds of the private placement of our stock which occurred during the first quarter of 2005. During 2005, another factor leading to the increase in interest and other income was interest income derived from our note receivable - shareholder.

Provision for Income Taxes

            For the year ended December 31, 2005 we have recorded a current tax provision of approximately $18 thousand. At December 31, 2005, we had approximately $42 million of federal net operating loss carryforwards and approximately $14 million of California state net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2013 for federal tax purposes and 2006 for state tax purposes, respectively.

            In 1998, we experienced a "change of ownership" as that term is defined in the Tax Reform Act of 1986. As such, utilization of our net operating loss carryforwards through 1998 will be limited to $400 thousand per year until such carryforwards are fully utilized or expire.

Deemed Dividends on Preferred Stock

            On February 2, 2005, we completed the 2005 private placement, which raised a total of $4 million through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock.

            The fair value of the Series A preferred stock was calculated based on the market price and underlying number of common shares they would have converted into had the conversion occurred immediately upon their issuance. The market price for our common stock on the commitment date of the 2005 private placement was $0.46 and the Series A preferred stock would have converted into 14,814,800 common shares, thus deriving a fair value of approximately $6.8 million.

            The fair value of the warrants was estimated to be $1.9 million and was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 1.5%, a volatility factor of 60%, a dividend yield of 0% and a five year life.

            Based on the relative fair values of the Preferred Shares and the warrants at the time of their issuance, we allocated $3.1 million of the $4.0 million proceeds of the 2005 Private Placement to the Preferred Shares and $0.9 million to the warrants.

            The Preferred Shares we issued contained a non-detachable conversion feature (the "Beneficial Conversion Feature") that was in-the-money upon completion of the 2005 Private Placement. The discount resulting from recording the Beneficial Conversion Feature, as determined using the intrinsic value method, was calculated to be approximately $3.1 million and was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock was converted to common stock.

            Additionally, the approximate $0.9 million discount resulting from the allocation of the proceeds of the 2005 Private Placement on a relative fair value basis to the Series A preferred shares and the warrants issued in the 2005 Private Placement was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock was converted to common stock.

            On March 29, 2005, our stockholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to our certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase

1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

Liquidity and Capital Resources

            During 2006 we anticipate increasing our net cash investments in our operations by approximately $1.0 million over our 2005 levels. We anticipate increasing our net cash investments in our research and development efforts internally, including through our newly-established Israeli subsidiary (GraphOn Research Labs, Ltd.), and externally through greater use of consulting engineers to help enhance our product development efforts. Additionally, we expect that our net cash administrative investments will increase as we devote more resources to the continued growth of our business internally and through the exploration of potential business combinations and other opportunities. We also expect our net cash administrative investments to grow in relation to increases in the costs of doing business as a public entity. Our net cash sales and marketing investments will increase as we continue with our general plan of increasing our sales and marketing endeavors.

            We are simultaneously looking at ways to improve our revenue stream. We believe that improving or maintaining our current revenue stream, coupled with our cash on hand, including the cash raised in the 2005 private placement, will sufficiently support our operations over the course of the next several quarterly reporting periods.

            On January 31, 2005, we acquired NES for 9,599,993 shares of common stock, the assumption of approximately $233 thousand of NES' indebtedness and the reimbursement to AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), of $665 thousand for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against NES. We reimbursed the advance through a partial credit against the price of our securities acquired by AIGH in the 2005 private placement.

            The 2005 private placement, which was consummated on February 2, 2005, raised a total of $4.0 million, inclusive of the $665 thousand credit issued to AIGH. As of June 30, 2006, we had consumed approximately $525 thousand and $700 thousand of the cash raised paying for expenses related to the 2005 private placement and the NES acquisition, respectively. We estimate that we will have no further disbursements of cash related to either the 2005 private placement or the NES acquisition.

            Our operating activities used approximately $288 thousand of net cash during the first six months of 2006. The net cash used was primarily comprised of our $1,087 thousand net loss, partially offset by non-cash charges, including depreciation and amortization of $514 thousand and stock-based compensation expense of $226 thousand. We began recording stock-based compensation expense as a charge against our income during 2006 as discussed elsewhere in the amendment. We used approximately $48 thousand in investing activities during the first six months of 2006, primarily for general capital expenditures. We used approximately $53 thousand in financing activities during the first six months of 2006, which was mainly comprised of the disbursement of the last $58 thousand worth of costs associated with the 2005 private placement, partially offset by proceeds of stock sales to our employees under our employee stock purchase plan.

            Our operating activities provided approximately $747 thousand of net cash during 2005. This net cash was provided primarily by a $676 thousand increase in deferred revenue and $1,066 thousand of depreciation and amortization charges during 2005. Partially offsetting these amounts was our $1,147 thousand net loss for 2005. We consumed approximately $772 thousand of net cash in our 2005 investing activities. This amount was primarily comprised of $699 thousand cash disbursed as part of the NES acquisition and $71 thousand of general capital expenditures. Our financing activities provided net cash of approximately $2,878 thousand during 2005. The majority of this net cash was the result of the 2005 private placement.

Working Capital

            As of June 30, 2006, we had net current assets of $4,067 thousand and current liabilities of $1,720 thousand, which netted to working capital of $2,347 thousand. Included in current liabilities as of June 30, 2006, was the current portion of deferred revenue of $1,110 thousand.

            As of December 31, 2005, we had net current assets of $4,335 thousand and current liabilities of $1,841 thousand, which netted to working capital of $2,494 thousand. Included in current liabilities as of December 31, 2005, was the current portion of deferred revenue of $1,015 thousand.

            Based on our current operating revenues, operating cost structure, and the cash raised in the 2005 private placement, we believe that we will be able to support our operational needs with currently available resources for at least the next twelve months. However, due to inherent uncertainties associated with predicting future operations, there can be no assurances that these resources will be sufficient to fund our anticipated expenses during the next twelve months.

Cash and cash equivalents

            As of June 30, 2006 and December 31, 2005, cash and cash equivalents were approximately $3,138 thousand and $3,528 thousand, respectively. We anticipate that our cash and cash equivalents as of June 30, 2006, together with revenue from 2006 operations will be sufficient to fund our anticipated expenses during the next twelve months. However, due to the inherent uncertainties associated with predicting future operations, there can be no assurances that these resources will be sufficient to fund our anticipated expenses during the next twelve months.

Accounts receivable, net

            At June 30, 2006 and December 31, 2005, we had approximately $837 thousand and $763 thousand in accounts receivable, net of allowances totaling $47 thousand (both periods). During the first six months of 2006 and the year ended December 31, 2005, we wrote off receivables aggregating approximately $0 and $2,300, respectively. From time to time, we could maintain individually significant accounts receivable balances from one or more of our significant customers. If the financial condition of any of these significant customers should deteriorate, our operating results could be materially adversely affected.

Commitments and contingencies

            We do not anticipate any material capital expenditure commitments for the next twelve months.

            The following table discloses our contractual commitments for future periods, which consist entirely of leases for office space, as previously discussed and assumes that we will occupy all current leased facilities for the full term of the underlying leases:

                  Year ending December 31,                       ($000s)
                  ------------------------                       -------
                  2006                                           $   129
                  2007                                                78
                  2008                                                25

            Rent expense aggregated approximately $67 thousand and $123 thousand for the six-months ended June 30, 2006 and the year ended December 31, 2005, respectively.

            Pursuant to an Investment Advisory Agreement we entered into during 2004 with Orin Hirschman, a significant stockholder of ours, in the event that we complete a transaction with a third party introduced to us by Mr. Hirschman, we shall pay to Mr. Hirschman 5% of the value of that transaction. The agreement, as amended, expires on January 29, 2008.

New Accounting Pronouncements

            In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 changes the accounting for and the reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of changes in accounting principle unless impracticable. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 31, 2005. The adoption of SFAS No. 154 did not have a material impact on our results of operations, financial position or cash flows.

            In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainties in Income Taxes - An Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are assessing FIN 48 and have not determined the impact that the adoption of FIN 48 will have on our results of operations, cash flows and financial position.

                                    Business

General

            We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use and/or resale by independent software vendors (ISVs), application service providers (ASPs), corporate enterprises, governmental and educational institutions, and others.

            Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

            On January 31, 2005, we acquired Network Engineering Software, Inc. ("NES"), which was engaged in the development and patenting of proprietary technologies relating to the submission, storage, retrieval and security of information remotely accessed by computers, typically through computer networks or the Internet. In a contemporaneous private placement, we raised a total of $4,000,000 (the "2005 private placement") inclusive of a $665,000 credit, as described elsewhere in this Prospectus.

            We are a Delaware corporation, founded in May of 1996. Our headquarters are located at 5400 Soquel Avenue, Suite A2, Santa Cruz, California, 95062 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this annual report. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California and Berkshire, England, United Kingdom.

Business Connectivity Software

      History

            In the 1970s, software applications were executed on central mainframes and typically accessed by low-cost display terminals. Information technology departments were responsible for deploying, managing and supporting the applications to create a reliable environment for users. In the 1980s, the PC became the desktop of choice: empowering the user with flexibility, a graphical user interface, and a multitude of productive and inexpensive applications. In the 1990s, the desktop provided access to mainframe applications and databases, which run on large, server computers. Throughout the computing evolution, the modern desktop has become increasingly complex and costly to administer and maintain. This situation is further worsened as organizations become more decentralized with remote employees, and as their desire increases to become more closely connected with vendors and customers through the Internet.

      Lowering Total Cost of Ownership

            PC software in general has grown dramatically in size and complexity in recent years. As a result, the cost of supporting and maintaining PC desktops has increased substantially. Industry analysts and enterprise users alike have begun to recognize that the total cost of PC ownership, taking into account the recurring cost of technical support, administration, security and end-user down time, has become high, both in absolute terms and relative to the initial hardware purchase price.

            With increasing demands to control corporate computing costs, industry leaders are developing technology to address total cost of ownership issues. One approach, led by Sun Microsystems and IBM, utilizes Java-based network computers, which operate by downloading small Java programs to the desktop, which in turn are used for accessing server-based applications. Another approach is Microsoft's Windows Terminal Services(TM), introduced in June 1998. It permits server-based Windows applications to be accessed from Windows-based network computers. Both initiatives are examples of server-based computing. They simplify the desktop by moving the responsibility of running applications to a central server, with the promise of lowering total cost of ownership.

      Enterprise Cross-Platform Computing

            Today's enterprises contain a diverse collection of end user devices, each with its particular operating system, processing power and connection type. Consequently, it is becoming increasingly difficult to provide universal access to business-critical applications across the enterprise. As a result, organizations resort to emulation software, new hardware or costly application rewrites in order to provide universal application access.

            A common cross-platform problem for the enterprise is the need to access Unix or Linux applications from a PC desktop. While Unix-based computers dominate the enterprise applications market, Microsoft Windows-based PCs dominate the enterprise desktop market. Since the early 1990s, enterprises have been striving to connect desktop PCs to Unix applications over all types of connections, including networks and standard phone lines. This effort, however, is complex and costly. The primary solution to date is known as PC X Server software. PC X Server software is a large software program that requires substantial memory and processing resources on the desktop. Typically, PC X Server software is difficult to install, configure and maintain. Enterprises are looking for effective Unix connectivity software for PCs and non-PC desktops that is easier and less expensive to administer and maintain.

            Today businesses are exploring alternatives to the Windows desktop. The Linux desktop is a popular choice as it promises lower acquisition costs and avoids "single vendor lock-in." The Linux desktop and the Unix desktop, popular in many engineering organizations, both need to access the large number of applications written for the Microsoft operating environment, such as Office 2003. Our technology enables Windows applications to be published to any client device running our GO-Global client software, including: Linux, Unix, Windows and Macintosh desktops and devices.

      Application Service Providers (ASPs)

            With the ubiquitous nature of the Internet, new operational models and sales channels are emerging. Traditional high-end software packages that were once too expensive for many companies are now available for rent over the Internet. By servicing customers through a centralized operation, rather than installing and maintaining applications at each customer's site, ASPs play an important role in addressing an enterprise's computing requirements. Today, ASPs are faced with the difficult task of creating, or rewriting, applications to serve the broader market.

      Remote Computing

            The cost and complexity of contemporary enterprise computing has been further complicated by the growth in remote access requirements. As business activities become physically distributed, computer users have looked to portable computers with remote access capabilities to stay connected in a highly dispersed work environment. One problem facing remote computing over the Internet, or direct telephone connections, is the slow speed of communication in contrast to the high speed of internal corporate networks. Today, applications requiring remote access must be tailored to the limited speed and lower reliability of remote connections, further complicating the already significant challenge of connecting desktop users to business-critical applications.

Our Technology

            Our server-based software deploys, manages, supports and executes applications entirely on a server computer by interfacing efficiently and instantaneously to the user's desktop device. Introduction of our Windows-based Bridges software during 2000 enabled us to enter the Windows application market by allowing us to provide support for Windows applications to both enterprise customers and to leverage independent software vendors (ISVs) as a distribution channel. We introduced our GO-Global for Windows product in 2002, which features increased application compatibility, server scalability and improved application performance over our Bridges software.

            Our technology consists of three key components:

      o A server component, which runs alongside the server-based application, is responsible for intercepting user-specific information for display at the desktop.

      o A desktop component, which is responsible only for sending keystrokes and mouse motion to the server, displays the appearance of the application to the desktop user. This keeps the desktop simple, or thin, as well as independent of application requirements for resources, processing power and operating systems.

      o Our protocol, which enables efficient communication over both fast networks and slow dial-up connections, allows applications to be accessed from remote locations with network-like performance and responsiveness.

      We believe that the major benefits of our technology are as follows:

            o Lowers Total Cost of Ownership. Reducing information technology (IT) costs is a primary goal of our products. Today, installing enterprise applications is time-consuming, complex and expensive. It typically requires administrators to manually install and support diverse desktop configurations and interactions. Our server-based software simplifies application management by enabling deployment, administration and support from a central location. Installation and updates are made only on the server, thereby avoiding desktop software and operating system conflicts and minimizing at-the-desk support.

            o Supports Strong Information Security Practices. The distributed nature of most organizations' computing environments makes information security difficult. Corporate assets in the form of data are often dispersed among desktop systems. Our server-based approach places the application and data on servers behind firewalls. This allows the corporation to centrally manage its applications and data.

            o Web Enables Existing Applications. The Internet represents a fundamental change in distributed computing. Organizations now benefit from ubiquitous access to corporate resources by both local and remote users. However, to fully exploit this opportunity, organizations need to find a way to publish existing applications to Internet enabled devices. Our technology is specifically targeted at solving this problem. With GO-Global, an organization can publish an existing application to an Internet-enabled device without the need to rewrite the application. This reduces application development costs while preserving the rich user interface so difficult to replicate in a native Web application.

            o Connects Diverse Computing Platforms. Today's computing infrastructures are a mix of computing devices, network connections and operating systems. Enterprise-wide application deployment is problematic due to this heterogeneity, often requiring costly and complex emulation software or application rewrites. Our products provide organizations the ability to access applications from virtually all devices, utilizing their existing computing infrastructure, without rewriting a single line of code or changing or reconfiguring hardware. This means that enterprises can maximize their investment in existing technology and allow users to work in their preferred environment.

            o Leverages Existing PCs and Deploys New Desktop Hardware. Our software brings the benefits of server-based computing to users of existing PC hardware, while simultaneously enabling enterprises to begin to take advantage of and deploy many of the new, less complex network computers. This assists organizations in maximizing their current investment in hardware and software while, at the same time, facilitating a manageable and cost effective transition to newer devices.

            o Efficient Protocol. Applications typically are designed for network-connected desktops, which can put tremendous strain on congested networks and may yield poor, sometimes unacceptable, performance over remote connections. For ASPs, bandwidth typically is the top recurring expense when web-enabling, or renting, access to applications over the Internet. In the wireless market, bandwidth constraints limit application deployment. Our protocol sends only keystrokes, mouse clicks and display updates over the network, resulting in minimal impact on bandwidth for application deployment, thus lowering cost on a per user basis. Within the enterprise, our protocol can extend the reach of business-critical applications to many areas, including branch offices, telecommuters and remote users over the Internet, phone lines or wireless connections. This concept may be extended further to include vendors and customers for increased flexibility, time-to-market and customer satisfaction.

Our Products

      We are dedicated to creating business connectivity technology that brings Windows, Unix, and Linux applications to the web without modification. Our customers include ISVs, Value-Added Resellers (VARs), ASPs and small to medium-sized enterprises. We believe that by employing our technology, our customers can benefit from a very quick time to market, overall cost savings via centralized computing, a client neutral cross-platform solution, and high performance remote access.

            Our primary product offerings are:

            o GO-Global for Windows allows access to Windows applications from remote locations and a variety of connections, including the Internet and dial-up connections. GO-Global for Windows allows Windows applications to be run via a browser from Windows or non-Windows devices, over many types of data connections, regardless of the bandwidth or operating system. With GO-Global for Windows, web enabling is achieved without modifying the underlying Windows applications' code or requiring costly add-ons.

            o GO-Global for Unix web-enables Unix and Linux applications, thus allowing them to be run via a browser from many different display devices, over various types of data connections, regardless of the bandwidth or operating systems being used. GO-Global for Unix web-enables individual Unix and Linux applications, or entire desktops. When using GO-Global for Unix, Unix and Linux web enabling is achieved without modifying the underlying applications' code or requiring costly add-ons.

Target Markets

            The target market for our products comprises organizations that need to access Windows, Unix and/or Linux applications from a wide variety of devices, from remote locations, including over the Internet, dial-up lines, and wireless connections. This includes organizations, such as small to medium-sized companies, governmental and educational institutions, ISVs, VARs and ASPs. Our software is designed to allow these enterprises to tailor the configuration of the end user device for a particular purpose, rather than following a "one PC fits all," high total cost of ownership model. We believe our opportunities are as follows:

            o ISVs. By web-enabling their applications through use of our products, we believe that our ISV customers can accelerate their time to market without the risks and delays associated with rewriting applications or using other third party solutions, thereby opening up additional revenue opportunities and securing greater satisfaction and loyalty from their customers.

                  Our technology quickly integrates with their existing software applications without sacrificing the full-featured look and feel of their original software application, thus providing ISVs with out-of-the-box web-enabled versions of their software applications with their own branding for licensed, volume distribution to their enterprise customers. We further believe that ISVs who effectively address the web computing needs of customers and the emerging ASP market will have a competitive advantage in the marketplace.

            o Enterprises Employing a Mix of Unix, Linux, Macintosh and Windows. Small to medium-sized companies that utilize a mixed computing environment require cross-platform connectivity solutions, like GO-Global, that will allow users to access applications from different client devices. It has been estimated that PCs represent over 90% of enterprise desktops. We believe that our products are well positioned to exploit this opportunity and that our server-based software products will significantly reduce the cost and complexity of connecting PCs to various applications.

            o Enterprises With Remote Computer Users and/or Extended Markets. Remote computer users and enterprises with extended markets comprise two of the faster growing market segments in the computing industry. Extended enterprises allow access to their computing resources to customers, suppliers, distributors and other partners, thereby gaining flexibility in manufacturing and increasing speed-to-market and customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques, or they may license their proprietary software application on a "pay-per-time" model, based on actual time usage by the customer. The early adoption of extended enterprise solutions may be driven in part by enterprises' needs to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact protocol, which has been designed to enable highly efficient low-bandwidth connections are well positioned to provide enabling solutions for extended enterprise computing.

            o ASPs. High-end software applications in the fields of human resources, enterprise resource planning, enterprise relationship management, among others, historically have been available only to organizations able to make large investments in capital and personnel. The Internet has opened up global and mid-tier markets to ASPs, which may now offer their software applications to a broader market on a rental basis. Our products enable such ASPs to provide Internet access to their applications with minimal additional investment in development implementation.

            o VARs. The VAR channel potentially presents an additional sales force for our products and services. In addition to creating broader awareness of GO-Global, VARs also provide integration and support services for our current and potential customers. Our products allow VARs to offer a cost effective competitive alternative for server-based thin client computing. In addition, reselling our GO-Global software creates new revenue streams for our VARs through professional services and maintenance renewals.

Strategic Relationships

      We believe it is important to maintain our current strategic alliances and to seek suitable new alliances in order to enhance shareholder value, improve our technology and/or enhance our ability to penetrate relevant target markets. We also are focusing on strategic relationships that have immediate revenue generating potential, strengthen our position in the server-based software market, add complementary capabilities and/or raise awareness of our products and us. Our strategic relationships include the following:

            o In February 2002 we signed a three-year, non-exclusive agreement with Agilent Technologies, an international provider of technologies, solutions and services to the communications, electronics, life sciences and chemical analysis industries. Pursuant to this agreement, we licensed our Unix-based web-enabling products to Agilent for inclusion in their Agilent OSS Web Center, an operations support system that provides access to mission-critical applications remotely via a secure Internet browser. This agreement automatically renews for additional one (1) year periods unless written notice is given by either Agilent or us, to the other, as to the intention not to renew this agreement at least sixty (60) days prior to the end of the initial term or any subsequent period. Accordingly, this agreement was renewed during February 2006 for an additional one-year term.

            o We are a party to a distribution agreement with KitASP, a Japanese application service provider founded by companies within Japan's electronics and infrastructure industries, including NTT DATA, Mitsubishi Electric, Omron, RICS, Toyo Engineering and Hitachi, pursuant to which we have afforded KitASP, should it achieve certain performance criteria, an exclusive right, within Japan, to distribute our web-enabling technology, bundled with their ASP services, and to resell our software. We are currently negotiating an extension to this agreement, which expired in June 2006, as we continue to conduct business with KitASP under the terms of the expired agreement. We anticipate continuing our relationship with KitASP throughout 2006.

            o We are a party to a non-exclusive licensing agreement with FrontRange, an international software and services company, which affords FrontRange the right to include our GO-Global for Windows software with its HEAT help desk software system. FrontRange has completely integrated GO-Global for Windows into HEAT as iHEAT. We have also licensed our GO-Global for Windows software to FrontRange for integration with its Goldmine client relationship management software package. FrontRange has completely integrated GO-Global for Windows into Goldmine as iGoldmine. This agreement, which expires in March 2007 automatically renews for additional one (1) year terms, unless FrontRange gives us written notice of non-renewal within 45 days prior to the expiration of the then current term. We may terminate this agreement immediately by written notice upon the occurrence of certain predetermined events.

            o We are a party to a non-exclusive licensing agreement with Compuware, an international software and services company, which affords Compuware the right to include our GO-Global for Windows software with its UNIFACE software, a development and deployment environment for enterprise customer-facing applications. Compuware has completely integrated GO-Global for Windows into its UNIFACE deployment architecture as UNIFACE JTi, thereby enabling purchasers to access enterprise-level UNIFACE applications via the Internet. During December 2005, at Compuware's request, we amended this agreement to include Compuware's authorized resellers. This agreement, as amended, is scheduled to expire in September 2006. It automatically renews for additional successive one
                  (1) year periods unless canceled by either party at least thirty (30) days prior to the expiration of the initial term or any subsequent renewal period.

Sales, Marketing and Support

            Our sales and marketing efforts are directed at increasing product awareness and demand among ISVs, ASPs, small to medium-sized enterprises, and VARs who have a vertical orientation or are focused on Unix, Linux or Windows environments. Current marketing activities include direct mail, targeted advertising campaigns, tradeshows, production of promotional materials, public relations and maintaining an Internet presence for marketing and sales purposes.

            We consider KitASP, Alcatel Italia and FrontRange to be our most significant customers. Sales to KitASP, Alcatel Italia (inclusive of all other Alcatel locations worldwide) and FrontRange represented approximately 16.2%, 16.2% and 10.1%, respectively, of total sales for the six months ended June 30, 2006 and 16.8%, 16.0% and 11.5% of total sales during the year ended December 31, 2005, respectively.

            Many of our customers enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Currently, we offer maintenance contracts for one, two, three or five-year periods.

Research and Development

            Our research and development efforts currently are focused on further enhancing the functionality, performance and reliability of existing products and developing new products. We invested into research and development with respect to our software products approximately $1,278 thousand and $1,501 thousand during the years ended December 31, 2005 and 2004, respectively, and $846 thousand and $637 for the six-months ended June 30, 2006 and 2005, respectively. We historically have made significant investments in our protocol and in the performance and development of our server-based software and expect to continue to make significant product investments during 2006. We also anticipate increasing the size of our in-house research and development workforce during 2006 so that we may accelerate our efforts to further stabilize and enhance our current product offerings and help determine the extent to which the technology covered by the patents we acquired from NES have application, among other possibilities, to our current GO-Global product line.

Competition

            The server-based software market in which we participate is highly competitive. We believe that we have significant advantages over our competitors, both in product performance and market positioning. This market ranges from remote access for a single PC user to server-based software for large numbers of users over many different types of device and network connections. Our competitors include manufacturers of conventional PC X server software. Competition is expected from these and other companies in the server-based software market. Competitive factors in our market space include; price, product quality, functionality, product differentiation and breadth.

            We believe our principal competitors for our current products include Citrix Systems, Inc., Hummingbird Communications, Ltd., WRQ, Network Computing Devices and NetManage. Citrix is the established leading vendor of server-based computing software. Hummingbird is the established market leader in PC X Servers. WRQ, Network Computing Devices, and NetManage also offer traditional PC X Server software.

Proprietary Technology - Intellectual Property Portfolio

            We rely primarily on trade secret protection, copyright law, confidentiality and proprietary information agreements to protect our proprietary technology and registered trademarks. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on our results of operations and financial condition. We intend to vigorously defend our patents. There can be no assurance that our efforts to protect our proprietary technology rights will be successful.

            Despite our precautions, it may be possible for unauthorized third parties to copy portions of our products, or to obtain information we regard as proprietary. We do not believe our products infringe on the rights of any third parties, but there can be no assurance that third parties will not assert infringement claims against us in the future, or that any such assertion will not result in costly litigation or require us to obtain a license to proprietary technology rights of such parties.

            Upon our acquisition of NES on January 31, 2005, we acquired the rights to 11 patents, which are primarily method patents that describe software and network architectures to accomplish certain tasks. Generally, our patents describe:

            o methods to collect, store and display information developed and accessed by users and stored on host computer servers;

            o     methods to provide multiple virtual websites on one computer;

            o methods to protect computers and computer networks from unauthorized access; and

            o     methods to provide on-line information and directory service.

            The patents, summarized below, have applicability to computer networks, virtual private networks and the Internet.

        Patent Number            Date of Grant                             Scope of Coverage
        -------------         ----------------------   --------------------------------------------------------
          5,778,367               July 7, 1998         Automated, network-accessible, user-populated database,
                                                       particularly for the World Wide Web

          6,324,538            November 27, 2001       Automated, network-accessible, user-populated database,
                                                       particularly for the World Wide Web

          6,850,940(1)         February 1, 2005 (1)   Automated, network-accessible, user-populated database,
                                                       particularly for the World Wide Web

          5,870,550             February 9, 1999       Network-accessible server that hosts multiple websites

          6,647,422            November 11, 2003       Network-accessible server that hosts multiple websites

          5,826,014             October 20, 1998       Internet firewall application in which a "proxy agent"
                                                       screens incoming request from network users and verifies
                                                       the authority of the incoming request before permitting
                                                       access to a network element

          6,061,798               May 9, 2000          Internet firewall application in which a "proxy agent"
                                                       screens incoming request from network users and verifies
                                                       the authority of the incoming request before permitting
                                                       access to a network element

          5,898,830              April 27, 1999        Firewall computers that act as intermediaries between
                                                       pairs of other computers including control of access to a
                                                       virtual private network

          6,052,788              April 18, 2000        Firewall computers that act as intermediaries between
                                                       pairs of other computers including control of access to a
                                                       virtual private network

          6,751,738              June 15, 2004         Firewall computers that act as intermediaries between
                                                       pairs of other computers including control of access to a
                                                       virtual private network

          6,804,783             October 12, 2004       Firewall computers that act as intermediaries between
                                                       pairs of other computers including control of access to a
                                                       virtual private network

          5,790,664              August 4, 1998        Technology for monitoring the license status of software
                                                       application(s) installed on a client computer

----------
(1) Patent granted on February 1, 2005, subsequent to the acquisition of NES, thereby increasing the number of issued patents from 11 to 12.

            As of August 31, 2006, we have 78 applications for method patents filed in the United States Patent Office relating to the various aspects of submission, storage, retrieval and security of information stored on computers accessed remotely, typically through computer networks or the Internet. At that date, the applications had been pending for various periods ranging from approximately 21 to 69 months. Of the 78 applications, 76 are continuations of previously issued patents and two are continuations in part. Additionally, as of August 31, 2006, three of the applications have been allowed but have not yet been issued. No applications for patents have been filed in any foreign jurisdiction.

            We intend to maximize the revenue potential of our intellectual property portfolio, primarily consisting of the patents we acquired from NES, by initiating litigation, when appropriate, against those companies who we believe are infringing such patents. We also intend to expand our research and development workforce in order to enhance our current product offerings and to review our intellectual property portfolio to help determine the extent to which the technology covered by our patents has application to our current GO-Global product line. As more fully discussed elsewhere in this Prospectus, in November 2005, we initiated an infringement action with respect to two of our patents.

Operations

            We perform all purchasing, order processing and shipping of our products and accounting functions related to our operations. We also perform production of software masters, development of documentation, packaging designs, quality control and testing. When required by a customer, CD-ROM and floppy disk duplication, printing of documentation and packaging are also accomplished through in-house means. We generally ship products electronically immediately upon receipt of order. As a result, we have relatively little backlog at any given time, and do not consider backlog a significant indicator of future performance. Additionally, since virtually all of our orders are currently being fulfilled electronically, we do not maintain any prepackaged inventory.

Employees

            As of August 31, 2006, we had a total of 30 employees, including five in sales and marketing, 16 in research and development, seven in administration and finance and two in our patent group. We believe our relationship with our employees is good. No employees are covered by a collective bargaining agreement.

Properties

            We currently occupy approximately 1,850 square feet of office space in Santa Cruz, California, under a lease that will expire in July 2008. Rental of these premises will average approximately $4 thousand per month over the term of the lease, which is inclusive of our pro rata share of utilities, facilities maintenance and other costs. We have the option to renew the lease for one three-year term upon its expiration by giving written notice to the landlord not later than 180 days prior to the expiration of the initial lease term. Santa Cruz is our corporate headquarters and is staffed by administrative personnel.

            During October 2005 we renewed our lease for approximately 3,300 square feet of office space in Concord, New Hampshire, for a one-year term, which is cancelable upon 30-days written notice by either our landlord or us. Rent on the Concord facility is approximately $5 thousand per month. Concord is our primary engineering facility and is staffed by our Windows software engineers.

            During August 2006 we entered into a two-year lease for approximately 1,400 square feet of office space in Tel Aviv, Israel, which will terminate during July 2008. We hold an option to extend the lease for one year. Monthly rental payments throughout the original lease term will approximate $2,800, which rate is subject to fluctuation, depending on exchange rates. This office will be the primary facility for employees of our new Israeli subsidiary, which will be engaged in engineering activities.

            We currently occupy approximately 800 square feet of office space in Rolling Hills Estates, California, under a lease that will expire in March 2007. Monthly rental payments are approximately $1 thousand for the Rolling Hills Estates office. This office is staffed by a sales representative and an administrative employee.

            We also lease approximately 250 square feet of office space in Berkshire, England, United Kingdom under a lease that runs through December 2006. Monthly rent on this office is approximately $0.4 thousand per month, which rate is subject to fluctuation, depending on exchange rates. This office is staffed by a sales representative.

            We believe our current facilities will be adequate to accommodate our needs for the foreseeable future.

Legal Proceedings

            On November 23, 2005, we initiated a proceeding against AutoTrader.com in the United States District Court in the Eastern District of Texas, alleging that Autotrader.com was infringing two of our patents, namely Nos. 6,324,538 and 6,850,940 (the "538" and "940" patents, respectively), which protect our unique method of maintaining an automated and network accessible database, on its AutoTrader.com website. We seek preliminary and permanent injunctive relief along with unspecified damages and fees. Autotrader.com filed its Answer and Counterclaims on January 17, 2006 seeking a declaratory judgment that it does not infringe the 538 and 940 patents and that both patents are invalid. On March 24, 2006, Autotrader.com filed a motion for summary judgment seeking to invalidate the 538 and 940 patents. On August 8, 2006, AutoTrader's motion for summary judgment was denied. On August 9, 2006, the Court filed a Docket Control Order setting forth proposed pretrial deadlines. The most significant dates set were for the Markman Hearing (May 31, 2007) and jury selection (December 3, 2007).

                                   Management

Executive Officers and Directors of the Registrant

            Set forth below is information concerning each of our directors and executive officers.

     Name                         Age      Position
     ----                         ---      --------
     Robert Dilworth              64       Chairman of the Board of Directors and Chief Executive Officer

     William Swain                65       Chief Financial Officer and Secretary

     August P. Klein              70       Director

     Michael Volker               57       Director

     Gordon Watson                70       Director

            Robert Dilworth has served as one of our directors since July 1998 and was appointed Chairman in December 1999. In January 2002, Mr. Dilworth was appointed Interim Chief Executive Officer upon the termination, by mutual agreement, of our former Chief Executive Officer, Walter Keller. In September 2006, Mr. Dilworth was appointed our full-time Chief Executive Officer. From 1987 to 1998 he served as the Chief Executive Officer and Chairman of the Board of Metricom, Inc., a leading provider of wireless data communication and network solutions. Prior to joining Metricom, from 1985 to 1988, Mr. Dilworth served as President of Zenith Data Systems Corporation, a microcomputer manufacturer. Earlier positions included Chief Executive Officer and President of Morrow Designs, Chief Executive Officer of Ultramagnetics, Group Marketing and Sales Director of Varian Associates Instruments Group, Director of Minicomputer Systems at Sperry Univac and Vice President of Finance and Administration at Varian Data Machines. Mr. Dilworth is currently a director of eOn Communications and Amber Communications. Mr. Dilworth previously served as director of Mobility Electronics, Get2Chip.com, Inc., Sky Pipeline and Yummy Interactive.

            William Swain has served as our Chief Financial Officer and Secretary since March 2000. Mr. Swain was a consultant from August 1998 until February 2000, working with entrepreneurs in the technology industry in connection with the start-up and financing of new business opportunities. Mr. Swain was Chief Financial Officer and Secretary of Metricom Inc., from January 1988 until June 1997, during which time he was instrumental in private financings as well as Metricom's initial public offering and subsequent public financing activities. He continued as Senior Vice President of Administration with Metricom from June 1997 until July 1998. Prior to joining Metricom, Mr. Swain held top financial positions with leading companies in the computer industry, including Morrow Designs, Varian Associates and Univac. Mr. Swain holds a Bachelors degree in Business Administration from California State University of Los Angeles and is a Certified Public Accountant in the State of California.

            August P. Klein has served as one of our directors since August 1998. Mr. Klein has been, since 1995, the founder, Chief Executive Officer and Chairman of the Board of JSK Corporation. From 1989 to 1993, Mr. Klein was founder and Chief Executive Officer of Uniquest, Inc., an object-oriented application software company. From 1984 to 1988, Mr. Klein served as Chief Executive Officer of Masscomp, Inc., a developer of high performance real time mission critical systems and Unix-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and Chief Executive Officer at Integral Data Systems, a manufacturer of personal computer printers. Mr. Klein spent 25 years with IBM Corporation, rising to a senior executive position as General Manager of the Retail/Distribution Business Unit. Mr. Klein is a director of QuickSite Corporation and has served as a trustee of the Computer Museum in Boston, Massachusetts since 1988. Mr. Klein holds a B.S. in Mathematics from St. Vincent College.

            Michael Volker has served as one of our directors since July 2001. Since 1996 Mr. Volker has been Director of Simon Fraser University's Industry Liaison Office. He is also Chief Executive Officer of WUTIF Capital, an "angel" fund that invests in technology startup companies. From 1996 to 2001, Mr. Volker was Chairman of the Vancouver Enterprise Forum, a non-profit organization dedicated to the development of British Columbia's technology enterprises. From 1987 to 1996, Mr. Volker was Chief Executive Officer and Chairman of the Board of Directors of RDM Corporation, a publicly-listed company. RDM is a developer of specialized hardware and software products for both Internet electronic commerce and paper payment processing. From 1988 to 1992, Mr. Volker was Executive Director of BC Advanced Systems Institute, a hi-tech research institute. Since

1982, Mr. Volker had been active in various early stage businesses as a founder, investor, director and officer. Mr. Volker, a registered professional engineer in the Province of British Columbia, holds a Bachelor's and Master's degree from the University of Waterloo. Mr. Volker is also a director of Visiphor Corporation and Plutonic Power Corporation.

            Gordon Watson has served as one of our directors since April 2002. In 1997, Mr. Watson founded Watson Consulting, LLC, a consulting company for early stage technology companies and has served as its President since its inception. From 1996 to 1997 he served as Western Regional Director, Lotus Consulting of Lotus Development Corporation. From 1988 to 1996, Mr. Watson held various positions with Platinum Technology, Incorporated, most recently serving as Vice President Business Development, Distributed Solutions. Earlier positions include Senior Vice President of Sales for Local Data, Incorporated, President, Troy Division, Data Card Corporation, and Vice President and General Manager, Minicomputer Division, Computer Automation, Incorporated. Mr. Watson also held various executive and director level positions with TRW, Incorporated, Varian Data Machines, and Computer Usage Company. Mr. Watson holds a Bachelors of Science degree in electrical engineering from the University of California at Los Angeles and has taught at the University of California at Irvine. Mr. Watson is also a director of PATH Reliability, SoftwarePROSe, Inc. and Pound Hill Software.

            Our Board of Directors has an audit committee consisting of three directors. The current members of the audit committee are August P. Klein (committee chairman), Michael Volker and Gordon Watson. Our Board of Directors has determined that Mr. Klein meets the SEC's definition of an audit committee financial expert.

            Our Board of Directors has adopted a Code of Ethics applicable to all of our employees, including our chief executive officer, chief financial officer and controller. This code of ethics was filed as an exhibit to the annual report on Form 10-K for the year ended December 31, 2003.

            All executive officers serve at the discretion of the Board of Directors.

Summary Compensation

            The following table sets forth information for the fiscal years ended December 31, 2005, 2004 and 2003, concerning compensation we paid to our Chief Executive Officer and our other executive officers whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2005.

                                                                                   Long-term Compensation
                                                                           -------------------------------------
                          Annual Compensation                                        Awards              Payouts
------------------------------------------------------------------------   --------------------------    -------
                                                                                          Securities
      Name and                                              Other Annual    Restricted    Underlying       LTIP       All Other
 Principal Position      Year        Salary       Bonus     Compensation   Stock Awards     Options      Payouts    Compensation
----------------------   ----      ---------      -----     ------------   ------------   -----------    -------    ------------
Robert Dilworth          2005      $ 149,500        --            --             --         200,000(2)       --            --
  Chairman of the        2004      $  99,000        --            --             --         300,000(3)       --            --
  Board and Chief        2003      $ 129,000        --            --             --          40,000          --            --
  Executive Officer(1)

William Swain            2005      $ 127,400        --            --             --         160,000          --        $2,000(4)
  Chief Financial        2004      $ 123,100        --            --             --         380,000(3)       --        $2,000(4)
  Officer and            2003      $  96,200        --            --             --          40,000          --        $2,000(4)
  Secretary

----------
(1) Mr. Dilworth began as Chief Executive Officer (Interim) during January 2002 and became full-time Chief Executive Officer during September 2006. Mr. Dilworth has elected, since assuming the interim Chief Executive Officer position, to forgo the cash compensation we pay all directors for their attendance at board and committee meetings as well as the quarterly retainer.

(2) Of the options granted to Mr. Dilworth during 2005, 40,000 were granted as part of his compensation package as our interim Chief Executive Officer and the balance were for his role as one of our directors.

(3) Mr. Dilworth and Mr. Swain voluntarily surrendered, on May 14, 2004, 260,000 and 380,000 out-of-the-money options, respectively, in conjunction with participation in a voluntary stock option exchange program. New option grants equal to the number cancelled were made on November 15, 2004. All options granted to Mr. Dilworth during fiscal 2004 were granted in his capacity as one of our directors.

(4)   Company contribution to the 401(k) Plan.

Option Grants in Last Fiscal Year

            The following table shows the stock option grants made to the executive officers named in the Summary Compensation Table during the 2005 fiscal year:

                                 Number of Shares of    Percent of Total
                                     Common Stock           Options
                                      Underlying           Granted to
                                       Options             Employees             Exercise       Expiration
       Name                            Granted           In Fiscal Year          Price(1)          Date
       ----                      ------------------      --------------          --------          ----
       Robert Dilworth                 200,000 (2)            9.7%                $ 0.43         1/26/15
       William Swain                   160,000                7.7%                $ 0.43         1/26/15

----------
(1) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the closing sales price reported on the Over-the-Counter Bulletin Board on the date of grant.

(2) Of the options granted to Mr. Dilworth during fiscal 2005, 40,000 were granted in his capacity as our Chief Executive Officer (interim) and the balance in his capacity as one of our directors.

Fiscal Year-End Option Values

            The following table shows information with respect to unexercised stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2005. No options held by such individuals were exercised during 2005.

                                    Number of Securities Underlying
                                           Unexercised Options            Value of Unexercised In-The-Money
             Name                        at Fiscal Year-End(1)              Options at Fiscal Year-End(2)
        ----------------          ---------------------------------       ---------------------------------
                                  Exercisable         Unexercisable       Exercisable        Unexercisable
                                  -----------         -------------       -----------        -------------
        Robert Dilworth             640,000                --               $ 400                 --
        William Swain               580,000                --               $ 400                 --

----------
(1) Options are generally immediately exercisable and vest in 33 equal monthly installments beginning three months after the date of grant. Shares issued upon the exercise of options are subject to our repurchase, which right lapses as the shares vest.

(2) The value of the in-the-money options was calculated as the difference between the exercise price of the options and $0.19, the fair market value of our common stock as of December 31, 2005, multiplied by the number of the in-the-money options outstanding.

Compensation of Directors

            During the year ended December 31, 2005, since all of our directors were outside directors, they were eligible to be compensated at the rate of $1,000 for attendance at each meeting of our board, $500 if their attendance was via telephone, $500 for attendance at each meeting of a board committee, and a $1,500 quarterly retainer. Additionally, outside directors are granted stock options periodically, typically on a yearly basis. In the aggregate, our directors received options to purchase 640,000 shares of our common stock during 2005 at an average exercise price of $0.43 per share.

Compensation Committee Interlocks and Insider Participation

            During the year ended December 31, 2005, the Compensation Committee was comprised of Robert Dilworth, our then Interim Chief Executive Officer and Chairman of the Board, and August Klein, a non-employee director.

                              Certain Transactions

            On January 29, 2004, we issued and sold to certain individuals and entities in a private placement (the 2004 private placement) 5,000,000 shares of common stock and five-year warrants to acquire 2,500,000 shares of common stock at an exercise price of $0.33 per share. We derived net proceeds of approximately $931,400 from the 2004 private placement. We also issued to Griffin Securities Inc., as a placement agent fee in respect to the 2004 private placement, warrants to acquire 500,000 shares of common stock at an exercise price of $0.23 per share and warrants to acquire 250,000 shares of our common stock at an exercise price of $0.33 per share.

            Orin Hirschman purchased 3,043,478 shares of common stock and warrants to acquire 1,521,739 shares of common stock in the 2004 private placement for approximately $700,000 in cash (representing in the aggregate 9.9% of our outstanding shares of common stock as of August 25, 2005). As a condition of the sale, we entered into an Investment Advisory Agreement, expiring on January 29, 2007, with Mr. Hirschman, which provides for our payment of 5% of the value of any business transaction that he introduces to us and which we accept.

            On October 6, 2004, we entered into a letter of intent to acquire NES. We contemporaneously loaned $350 thousand to Ralph Wesinger, NES' majority shareholder, to fund his purchase of all the NES common stock then owned by another person. We received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in NES, to evidence this loan. Mr. Wesinger also agreed that we would receive 25% of the gross proceeds of any sale or transfer of these shares, which shall be applied in reduction of the then outstanding balance of his note. We have the option to accelerate the maturity date of this note upon the occurrence of certain events.

            On December 10, 2004 we entered into an agreement with AIGH Investment Partners, LLC ("AIGH"), an affiliate of Orin Hirschman, a significant stockholder of ours, to reimburse AIGH $665 thousand, as well as its legal fees and expenses, relating to its successful efforts to settle certain third party litigation against NES and certain of its affiliates.

            On January 31, 2005, we completed our acquisition of NES in exchange for 9,599,993 shares of common stock, the assumption of approximately $235 thousand of NES' indebtedness and the reimbursement to AIGH of $665 thousand for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against NES. This reimbursement was effected (as discussed below) by a partial credit against the purchase price of our securities acquired by Mr. Hirschman in the 2005 private placement. Of such 9,599,993 shares, 4,963,158 were issued to Mr. Wesinger, an aggregate 2,439,342 shares were issued to NES' other shareholders and an aggregate 2,197,500 shares to two of NES' remaining creditors. Immediately thereafter, 3,260,391 of the shares issued to Mr. Wesinger were substituted for the NES shares that he had previously pledged to us to secure repayment of his $350 thousand note. In accordance with the terms of the acquisition, Mr. Wesinger became a non-executive employee of our company upon consummation of the acquisition.

            On February 2, 2005, we issued and sold to certain individuals and entities in the 2005 private placement 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share. We derived net proceeds of approximately $2.1 million from the 2005 private placement.

            AIGH purchased 30,368 shares of Series A preferred stock and warrants to acquire 15,184 shares of Series B preferred stock in the 2005 private placement for an aggregate purchase price of $820 thousand. We repaid the $665 thousand we owed AIGH by crediting its purchase price of our securities with a like sum. The balance of the purchase price ($155 thousand) was paid in cash. As an inducement to his participation in the 2005 private placement, we extended the expiration date of Mr. Hirschman's Investment Advisory Agreement to January 29, 2008. Pursuant to the agreement with AIGH as described above, we also paid Mr. Hirschman's legal fees and expenses of approximately $108 thousand.

            Pursuant to an agreement, dated December 16, 2003, with Griffin, placement agent for our 2004 private placement, we issued Griffin five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of our 2005 private placement. Additionally, pursuant to the agreement dated December 16, 2003, we paid Griffin a $50 thousand agent fee in respect of our 2005 private placement.

            On March 29, 2005, our shareholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to our certificate of incorporation implementing this increase, each share of Series A preferred stock will automatically convert into 100 shares of our common stock and each warrant will automatically convert into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

                             Principal Stockholders

            The following table sets forth certain information, as of July 31, 2006, with respect to the beneficial ownership of shares of our common stock held by: (i) each director; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder is c/o GraphOn Corporation, 5400 Soquel Avenue, Suite A2, Santa Cruz, California 95062.

                                                                 Number of Shares of Common
                                                                  Stock Beneficially Owned       Percent of
            Name and Address of Beneficial Owner                           (1)(2)                Class (%)
-----------------------------------------------------------       ------------------------       ----------
Robert Dilworth(3)                                                               818,820             1.7
William Swain(4)                                                                 678,000             1.4
August P. Klein(5)                                                               520,760             1.1
Michael Volker(6)                                                                393,200               *
Gordon Watson(7)                                                                 355,000               *
Orin Hirschman(8)
       6006 Berkeley Avenue
       Baltimore, MD 21209                                                     9,120,417            18.3
Ralph Wesinger(9)                                                              3,857,983             8.1
IDT Capital, Inc.(10)
      520 Broad Street
      Newark, NJ 07102                                                         5,555,500            11.4
Globis Capital Partners(11)
      60 Broad Street, 38th Floor
      New York, NY 10004                                                       3,821,278             7.9
All current executive officers and directors as a group
(5 persons)(12)                                                                2,765,780             5.6

----------
*     Denotes less than 1%.

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options and warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of July 31, 2006 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage ownership of our common stock is based on 46,819,772 shares of common stock outstanding as of July 31, 2006.

(3) Includes 765,000 shares of common stock issuable upon the exercise of outstanding options.

(4) Includes 655,000 shares of common stock issuable upon the exercise of outstanding options.

(5) Includes 370,000 shares of common stock issuable upon the exercise of outstanding options.

(6) Includes 335,000 shares of common stock issuable upon the exercise of outstanding options.

(7) Includes 355,000 shares of common stock issuable upon the exercise of outstanding options.

(8) Based on information contained in a Schedule 13D/A filed by Orin Hirschman on February 17, 2005. Includes 3,040,139 shares of common stock issuable upon the exercise of outstanding warrants. Mr. Hirschman is the managing member of AIGH Investment Partners, LLC (AIGH) and has sole voting and dispositive power with respect to 3,036,800 shares held by AIGH, which shares are included in Mr. Hirschman's beneficial ownership total.

(9) Based on information contained in a Form 4 filed by Mr. Wesinger on February 10, 2005 and supplemental information provided to us by Mr. Wesinger. Includes 249,999 shares held in escrow pursuant to the terms of an escrow agreement (the "NES Escrow Agreement") entered into in connection with the acquisition by GraphOn of NES. For the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares. Includes 527,776 shares of common stock issuable upon exercise of outstanding options.

(10) Based on information contained in a Schedule 13D filed by IDT Capital, Inc. on February 15, 2005. Includes 1,851,800 shares of common stock issuable upon the exercise of warrants. Howard S. Jonas exercises sole voting and dispositive power with respect to the listed shares.

(11) Based on information contained in a Schedule 13G filed by Paul Packer on February 10, 2004. Includes 587,791 shares held by Mr. Paul Packer and 370,400 shares held by Globis Overseas Fund Ltd. (Globis Overseas). Includes 1,273,726 shares of common stock issuable upon the exercise of warrants. Mr. Packer is the Managing Member of Globis Capital Partners (Globis) and is the Managing Member of the general partner of the manager of Globis Overseas. Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis and Globis Overseas.

(12) Includes 2,480,000 shares of common stock issuable upon the exercise of outstanding options.

                              Selling Stockholders

            This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 43,432,598 shares of our common stock, including 12,849,200 and 1,250,000 shares underlying certain of our warrants and options, respectively, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

            The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

            o On February 2, 2005, we issued in a private placement 148,148 shares of Series A preferred stock and warrants to purchase 74,070 shares of Series B preferred stock (the 2005 private placement). In connection with the 2005 private placement, warrants to purchase 14,815 shares of Series A preferred stock and 7,401 shares of Series B preferred stock were issued to Griffin Securities, Inc. as a finder's fee. On March 29, 2005, the preferred stock and warrants to purchase preferred stock were converted into an aggregate of 14,814,800 shares of common stock and warrants to purchase 9,629,200 shares of common stock.

            o On January 31, 2005, we acquired NES for 9,599,993 shares of common stock and other consideration (the NES Acquisition). Of such shares, 1,999,999 shares were placed in escrow to settle any post-acquisition contingencies pursuant to the terms of an escrow agreement (the NES Escrow Agreement). As of August 1, 2006, 249,999 of such shares remained in escrow and will be released on the later of February 1, 2007 or the expiration of the statute of limitations applicable to certain tax matters as stated in the acquisition agreement.

            o On January 29, 2004, we issued in a private placement 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock (the 2004 private placement). We also issued to Griffin Securities, as a placement agent fee in respect to the 2004 private placement, warrants to acquire 750,000 shares of common stock.

See Certain Transactions for further information concerning the 2004 private placement, the 2005 private placement and the NES Acquisition.

            On February 1, 2005, we issued employee stock options to purchase 1,000,000 shares of common stock to Ralph Wesinger. On February 16, 2005, we issued employee stock options to purchase 250,000 shares of common stock to Gary Green.

            We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

                                                                                                        Shares Beneficially
                                                                            Common Stock               Owned After Offering
                                               Number of Shares          Offered by Selling            --------------------
      Name of Selling Stockholder             Beneficially Owned             Stockholder                Number     Percent
-----------------------------------------     ------------------         ------------------            --------    --------
Ralph Wesinger (1)                                4,330,207 (2) (3)           4,330,207 (2) (3)            --          --
Crystal Bay Capital, LLC (4)                      1,847,262                   1,847,262                    --          --
Steven Levy (5)                                      28,954                      28,954                    --          --
Oso Partners (5)                                     20,629 (6)                  20,629 (6)                --          --
William Kennedy (5)                                 167,975                     167,975                    --          --


common
                                                                                                        Shares Beneficially
                                                                            Common Stock               Owned After Offering
                                               Number of Shares          Offered by Selling            --------------------
      Name of Selling Stockholder             Beneficially Owned             Stockholder                 Number     Percent
-----------------------------------------     ------------------         ------------------            ---------    -------
Forest R. and Judith A. Romas (5)                   143,289                     143,289                    --          --
Clark Reams (5)                                      53,361                      53,361                    --          --
Neil Ison (5)                                        28,954                      28,954                    --          --
William Sanders (5)                                  18,561                      18,561                    --          --
Craig Sjoberg (5)                                    97,951                      97,951                    --          --
Sierra Patent Group (7)                             498,125                     498,125                    --          --
Ken D'Alesandro                                     599,125 (8)                 101,000                    --          --
Timothy Brisson (9)                                 314,875 (10)                314,875 (10)               --          --
Cardinal Law Group (11)                             500,000                     500,000                    --          --
Orin Hirschman                                    9,120,417 (12) (13)         4,565,217 (13)               --          --
AIGH Investment Partners, LLC (14)                4,555,200 (15)              4,555,200 (15)               --          --
Paul Packer                                       3,821,278 (16) (17)           881,687 (17)               --          --
Globis Capital Partners L.P. (18)                 2,383,991 (19)              2,383,991 (19)               --          --
Globis Overseas Fund Ltd. (18)                      555,600 (20)                555,600 (20)               --          --
Richard Grossman                                    603,887 (21)                603,887 (21)               --          --
James Kardon                                        178,299 (22)                178,299 (22)               --          --
Anthony Altamura                                     30,000 (23)                 30,000 (23)               --          --
Hewlett Fund (24)                                   549,596 (25)                549,596 (25)               --          --
Hershel Berkowitz                                 1,311,561 (26)              1,311,561 (26)               --          --
Joshua A. Hirsch                                    324,757 (27)                324,757 (27)               --          --
IDT Capital, Inc. (28)                            5,555,500 (29)              5,555,500 (29)               --          --
Dr. Jack Dodick                                     884,500 (30)                884,500 (30)               --          --
Spira Family Investment Partnership (31)            416,700 (32)                416,700 (32)               --          --
Fame Associates (33)                                416,700 (34)                416,700 (34)               --          --
Cam Co (35)                                       1,388,800 (36)              1,388,800 (36)               --          --
Anfel Trading Limited (37)                        1,944,300 (38)              1,944,300 (38)               --          --
Ganot Corporation (39)                              833,400 (40)                833,400 (40)               --          --
Mazel D&K, Inc. (41)                              1,111,000 (42)              1,111,000 (42)               --          --
F. Lyon Polk III                                    111,000 (43)                111,000 (43)               --          --
Paul Tramontano                                     111,000 (43)                111,000 (43)               --          --
SLAM Partners (44)                                   90,500 (45)                 55,500 (45)           35,000           *
Griffin Securities, Inc. (46)                     2,315,950 (47)              2,315,950 (47)               --          --
Friendly Capital LLC (46)                            93,750 (48)                 93,750 (48)               --          --
Robert U. Giannini (49)                             130,625 (48)                130,625 (48)               --          --
Mark H. Zizzamia (49)                               130,625 (48)                130,625 (48)               --          --
Thomas W. Muldowney (49)                            140,625 (48)                140,625 (48)               --          --
Salvatore J. Saraceno (49)                          130,625 (48)                130,625 (48)               --          --
Gary Green (50)                                     250,000 (51)                250,000 (51)               --          --
Kennedy Capital Management                        1,000,000                   1,000,000                    --          --

----------
*        Denotes less than 1%

(1) Prior to the NES Acquisition, Mr. Wesinger was a director, the president and the majority shareholder of NES. In accordance with the terms of the NES Acquisition agreement, Mr. Wesinger became a non-executive employee of our company upon consummation of the NES Acquisition.

(2) Includes 250,000 shares held in escrow pursuant to the NES Escrow Agreement. For the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares.

(3) Includes 1,000,000 shares of common stock issuable upon exercise of options. 83,333 of such shares vest on May 1, 2005 and the remainder vest in a series of 33 successive equal monthly installments upon Mr. Wesinger's completion of each additional month's service as our employee.

(4) Prior to the NES Acquisition, Crystal Bay Capital, LLC (CBC) was a shareholder of NES. F. Michael Stone is the managing member of CBC and has sole voting and dispositive power with respect to the shares held by CBC.

(5)   Prior to the NES Acquisition, such person was a shareholder of NES.

(6) Scott Fine is the managing partner of Oso Partners. Mr. Fine exercises sole voting and dispositive power with respect to the shares beneficially owned by Oso Partners.

(7) Prior to the NES Acquisition, Sierra Patent Group was a creditor of NES. Ken D'Alesandro is the managing director of the Sierra Patent Group and has sole voting and dispositive power with respect to such shares.

(8)   Includes 498,125 shares held by Sierra Patent Group.

(9)   Mr. Brisson is one of our employees.

(10) Includes 75,000 shares of common stock issuable upon exercise of options. 2,273 of such shares vested on November 11, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Brisson's completion of each additional month's service as our employee.

(11) Prior to the NES Acquisition, Cardinal Law Group was a creditor of NES. Frank Nicholas is president of the Cardinal Law Group and has sole voting and dispositive power with respect to such shares.

(12) Includes 3,036,800 shares held by, and 1,518,400 shares issuable upon exercise of warrants held by, AIGH Investment Partners, LLC.

(13) 1,521,739 of such shares are issuable upon exercise of warrants held by Orin Hirschman.

(14) Orin Hirschman is the managing member of AIGH Investment Partners, LLC and has sole voting and dispositive power with respect to such shares.

(15)  1,518,400 of such shares are issuable upon exercise of warrants.

(16) Includes 1,589,361 shares held by, and 794,630 shares issuable upon exercise of warrants held by, Globis Capital Partners L.P. and 370,400 shares held by, and 185,200 shares issuable upon exercise of warrants held by, Globis Overseas Fund Ltd.

(17) 293,896 of such shares are issuable upon exercise of warrants held by Paul Packer.

(18) Paul Packer is the managing member of Globis Capital Partners (Globis Capital) and is the managing member of the general partner of the manager of Globis Overseas Fund, Ltd. (Globis Overseas). Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis Capital and Globis Overseas.

(19)  794,630 of such shares are issuable upon exercise of warrants.

(20)  185,200 of such shares are issuable upon exercise of warrants.

(21)  201,296 of such shares are issuable upon exercise of warrants.

(22)  59,399 of such shares are issuable upon exercise of warrants.

(23)  10,000 of such shares are issuable upon exercise of warrants.

(24) Jacob J. Spinner, the general partner of Hewlett Fund, exercises voting and investment power over the shares held by this entity. Mr. Spinner disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. We have been informed by Hewlett Fund that it purchased the shares being offered pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(25)  247,496 of such shares are issuable upon exercise of warrants.

(26)  659,387 of such shares are issuable upon exercise of warrants.

(27)  139,557 of such shares are issuable upon exercise of warrants.

(28) Howard Jonas exercises sole voting and dispositive power with respect to such shares.

(29)  1,851,800 of such shares are issuable upon exercise of warrants.

(30)  294,800 of such shares are issuable upon exercise of warrants.

(31) Steven W. Spira exercises sole voting and dispositive power with respect to such shares.

(32)  138,900 of such shares are issuable upon exercise of warrants.

(33) Abraham Fruchthandler, general partner of Fame Associates, exercises sole voting and dispositive power with respect to such shares.

(34)  138,900 of such shares are issuable upon exercise of warrants.

(35) Charles Alpert exercises sole voting and dispositive power with respect to such shares.

(36)  462,900 of such shares are issuable upon exercise of warrants.

(37) Tzvi Levy exercises sole voting and dispositive power with respect to such shares.

(38)  648,100 of such shares are issuable upon exercise of warrants.

(39) Sisel Klurman exercises sole voting and dispositive power with respect to such shares.

(40)  277,800 of such shares are issuable upon exercise of warrants.

(41) Reuven Dessler and Jack Koval exercise shared voting and dispositive power with respect to such shares.

(42)  370,300 of such shares are issuable upon exercise of warrants.

(43)  37,000 of such shares are issuable upon exercise of warrants.

(44) Sam Katzman, general partner of SLAM Partners, exercises sole voting and dispositive power with respect to such shares.

(45)  18,500 of such shares are issuable upon exercise of warrants.

(46) Adrian Stecyk, the Chief Executive Officer of Griffin Securities, exercises voting and investment power over the shares held by this entity. Mr. Stecyk disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. Griffin Securities acted as placement agent for our January 2004 private placement. Griffin Securities received a finder's fee for the 2005 private placement.

(47)  834,450 of such shares are issuable upon exercise of warrants.

(48)  All of such shares are issuable upon exercise of warrants

(49) Messrs. Giannini, Zizzamia, Muldowney and Saraceno are managing directors of Griffin Private Equity Group, a division of Griffin Securities. We have been informed by Griffin Securities and Messrs. Giannini, Zizzamia, Muldowney and Saraceno that they obtained the warrants (of which the underlying shares are being offered pursuant to this prospectus) in the ordinary course of business and, at the time they obtained such warrants, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the shares underlying the warrants.

(50)  Mr. Greene is one of our employees.

(51) Includes 250,000 shares of common stock issuable upon exercise of options. 7,576 of such shares vest on May 16, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Greene's completion of each additional month's service as our employee.

                              Plan Of Distribution

            We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

            Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

            The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

            The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

            Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

            The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

            Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

            If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

            o the name of each such selling stockholder and of the participating broker-dealer(s);

            o     the number of shares involved;

            o     the price at which such shares were sold;

            o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

            o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

            o     other facts material to the transaction.

            We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $4,674,700 if all of the warrants that relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                          Description Of Our Securities

Common Stock

            We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value. As of September 1, 2006, 46,819,772 shares of our common stock were issued and outstanding, and held of record by approximately 182 persons. We estimate that there are in excess of 4,000 beneficial owners of our common stock.

            Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

Warrants

            The material terms of the warrants issued to the selling stockholders are as follows:

            o warrants to purchase an aggregate of 2,750,000 shares of our common stock are exercisable at $0.33 per share and expire on January 29, 2009;

            o warrants to purchase an aggregate of 470,000 shares of our common stock are exercisable at $0.23 per share and expire on January 29, 2009;

            o warrants to purchase an aggregate of 1,481,500 shares of our common stock are exercisable at $0.27 per share and expire on February 2, 2010;

            o warrants to purchase an aggregate of 8,147,700 shares of our common stock are exercisable at $0.40 per share and expire on February 2, 2010; and

            o The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance of our common stock at a price below the exercise price of the warrants or a split-up or combination of our common stock and a reorganization or merger to which we are a party.

Limitation of Liability

            As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

            o for any breach of the director's duty of loyalty to us or our stockholders;

            o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

            o under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

            o for any transaction from which the director derives an improper personal benefit.

            As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

            Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Delaware Anti-Takeover Law

            We are subject to the provisions of section 203 of the Delaware law.
Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Transfer Agent

            The transfer agent for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

                                  Legal Matters

            The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 24th Floor, New York, New York 10020.

                                     Experts

            The consolidated financial statements of GraphOn Corporation included in this prospectus and in the registration statement have been audited by Macias Gini & O'Connell LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       Where Can You Find More Information

            We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

            We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                 Page
Report of Independent Registered Public Accounting Firm                                                           F-1
Consolidated Balance Sheets as of December 31, 2005 and June 30, 2006 (Unaudited)                                 F-2
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2005 and
2004 and the Six-Months Ended June 30, 2006 and 2005 (Unaudited)                                                  F-3
Consolidated Statements of Shareholders' Equity for the Years Ended December 31, 2005 and 2004 and the
Six-Months Ended June 30, 2006 (Unaudited)                                                                        F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2005 and 2004 and the Six-Months
Ended June 30, 2006 and 2005 (Unaudited)                                                                          F-6
Summary of Significant Accounting Policies                                                                        F-7
Notes to Consolidated Financial Statements                                                                       F-11

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GraphOn Corporation

We have audited the accompanying consolidated balance sheet of GraphOn Corporation and subsidiary (the "Company") as of December 31, 2005 and the related consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GraphOn Corporation and subsidiary as of December 31, 2005, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


/s/ Macias Gini & O'Connell LLP
Macias Gini & O'Connell LLP
Sacramento, California
April 17, 2006 (August 8, 2006 as to the second paragraph of Note 13)

                               GraphOn Corporation
                           Consolidated Balance Sheets

                                                                                                   June 30, 2006
                                                                               December 31, 2005     (Unaudited)
                                                                               -----------------     -----------
Assets
Current Assets
Cash and cash equivalents                                                         $  3,528,100       $  3,138,300
Accounts  receivable,  net of allowance for doubtful accounts of $46,800
and $46,800, respectively                                                              763,300            836,500
Prepaid expenses and other current assets                                               43,700             91,900
                                                                                  ------------       ------------
Total Current Assets                                                                 4,335,100          4,066,700
                                                                                  ------------       ------------

Property and equipment, net                                                             94,800            123,000
Capitalized software, net                                                               80,100             33,100
Patents, net                                                                         4,519,400          4,074,800
Other assets                                                                             7,300              4,700
                                                                                  ------------       ------------
Total Assets                                                                      $  9,036,700       $  8,302,300
                                                                                  ============       ============

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                                  $    145,800       $    105,400
Accrued expenses                                                                       196,300            188,100
Accrued wages                                                                          484,700            316,400
Deferred revenue                                                                     1,014,600          1,109,700
                                                                                  ------------       ------------
Total Current Liabilities                                                            1,841,400          1,719,600
                                                                                  ------------       ------------

Deferred revenue                                                                       777,400          1,025,100
                                                                                  ------------       ------------
Total Liabilities                                                                    2,618,800          2,744,700
                                                                                  ------------       ------------

Commitments and contingencies (Note 10)                                                     --                 --

Shareholders' Equity
Preferred stock,  $0.01 par value,  5,000,000 shares  authorized,  no shares
   issued and outstanding                                                                   --                 --
Common stock, $0.0001 par value,  195,000,000 shares authorized, 46,167,047
   shares issued and outstanding                                                         4,600              4,600
Additional paid-in capital                                                          58,342,700         58,562,500
Deferred compensation                                                                   (6,200)                --
Note receivable - shareholder                                                         (260,100)          (260,100)
Accumulated deficit                                                                (51,663,100)       (52,749,400)
                                                                                  ------------       ------------
Total Shareholders' Equity                                                           6,417,900          5,557,600
                                                                                  ------------       ------------
Total Liabilities and Shareholders' Equity                                        $  9,036,700       $  8,302,300
                                                                                  ============       ============

    See accompanying summary of significant accounting policies and notes to consolidated financial statements

                               GraphOn Corporation
          Consolidated Statements of Operations and Comprehensive Loss

                                                     Year ended December 31,              Six months ended June 30,
                                                    2005               2004               2006                2005
Revenue                                                                                (unaudited)        (unaudited)
Product licenses                                $  3,772,400       $  2,395,200       $  1,923,100       $  1,837,200
Service fees                                       1,358,600          1,015,000            795,400            601,400
Other                                                 49,200            119,600             38,800             17,600
                                                ------------       ------------       ------------       ------------
Total Revenue                                      5,180,200          3,529,800          2,757,300          2,456,200
                                                ------------       ------------       ------------       ------------
Cost of Revenue
Product costs                                        207,900            572,100             64,800            103,800
Service costs                                        295,800            331,700            196,700            147,900
                                                ------------       ------------       ------------       ------------
Total Cost of Revenue                                503,700            903,800            261,500            251,700
                                                ------------       ------------       ------------       ------------
Gross Profit                                       4,676,500          2,626,000          2,495,800          2,204,500
                                                ------------       ------------       ------------       ------------
Operating Expenses
Selling and marketing                              1,523,000          1,383,700            840,100            676,900
General and administrative                         3,042,100          1,183,600          1,914,800          1,495,100
Research and development                           1,277,600          1,500,900            845,800            636,700
                                                ------------       ------------       ------------       ------------
Total Operating Expenses                           5,842,700          4,068,200          3,600,700          2,808,700
                                                ------------       ------------       ------------       ------------
Loss From Operations                              (1,166,200)        (1,442,200)        (1,104,900)          (604,200)
                                                ------------       ------------       ------------       ------------
Other Income (Expense)
Interest and other income                             41,700             14,700             23,500             19,800
Interest and other expense                            (4,500)                --             (1,800)            (1,500)
                                                ------------       ------------       ------------       ------------
Total Other Income, net                               37,200             14,700             21,700             18,300
                                                ------------       ------------       ------------       ------------
Loss Before Provision for Income Tax              (1,129,000)        (1,427,500)        (1,083,200)          (585,900)
Provision for income tax                              18,200                 --              3,100                 --
                                                ------------       ------------       ------------       ------------
Net Loss                                          (1,147,200)        (1,427,500)        (1,086,300)          (585,900)
                                                ------------       ------------       ------------       ------------
Other Comprehensive Income
Foreign currency translation adjustment                   --              1,000                 --                 --
                                                ------------       ------------       ------------       ------------
Comprehensive Loss                                (1,147,200)        (1,426,500)        (1,086,300)          (585,900)
Deemed dividends on preferred stock               (4,000,000)                --                 --         (4,000,000)
                                                ------------       ------------       ------------       ------------
Loss Attributable to Common Shareholders        $ (5,147,200)      $ (1,426,500)      $ (1,086,300)      $ (4,585,900)
                                                ============       ============       ============       ============

Basic and Diluted Loss per Common Share         $      (0.12)      $      (0.07)      $      (0.02)      $      (0.12)
                                                ============       ============       ============       ============

Weighted Average Common Shares Outstanding        41,833,535         21,307,966         46,188,073         37,432,395
                                                ============       ============       ============       ============


    See accompanying summary of significant accounting policies and notes to consolidated financial statements

                               GraphOn Corporation
                 Consolidated Statements of Shareholders' Equity

                                                                                                      Six Months
                                                                   Year Ended December 31,               Ended
                                                                    2005               2004         June 30, 2006
Preferred stock - shares outstanding
Beginning balance                                                        --                 --                 --
Private placement of stock and warrants                             148,148                 --                 --
Conversion of preferred to common                                  (148,148)                --                 --
                                                               ------------       ------------       ------------
Ending balance                                                           --                 --                 --
                                                               ============       ============       ============
Common stock - shares outstanding
Beginning balance                                                21,716,765         16,618,459         46,167,047
Private placement of common stock                                        --          5,000,000                 --
Conversion of preferred stock to common stock                    14,814,800                 --                 --
Issuance of stock for NES acquisition                             9,599,993                 --                 --
Employee stock purchase plan issuances                               35,489             37,638             25,203
Exercise of warrants and other                                           --             60,668                 --
                                                               ------------       ------------       ------------
Ending balance                                                   46,167,047         21,716,765         46,192,250
                                                               ============       ============       ============
Common stock amount
Beginning balance                                              $      2,200       $      1,700       $      4,600
Conversion of preferred stock to common                               1,500                 --                 --
Issuance of stock for NES acquisition                                   900                 --                 --
Private placement of stock                                               --                500                 --
                                                               ------------       ------------       ------------
Ending balance                                                 $      4,600       $      2,200       $      4,600
                                                               ============       ============       ============
Additional paid-in capital
Beginning balance                                              $ 46,930,700       $ 45,985,300       $ 58,342,700
Private placement proceeds - stock and warrants                   4,000,000          1,149,500                 --
Private placement costs - stock and warrants                       (525,300)          (218,600)                --
Deemed dividend - preferred shareholders                          3,136,000                 --                 --
Accreted dividend - preferred shareholders                          864,000                 --                 --
Agency fees - Agent's warrants                                     (251,400)                --                 --
Non-cash contribution - Agent's warrants                            251,400                 --                 --
Conversion of preferred stock to common                              (1,500)                --                 --
Issuance of stock for NES acquisition                             3,915,900                 --                 --
Stock-based compensation expense                                      8,900                 --            220,100
Employee stock purchase plan issuances and other                     14,000             14,500               (300)
                                                               ------------       ------------       ------------
Ending balance                                                 $ 58,342,700       $ 46,930,700       $ 58,562,500
                                                               ============       ============       ============
Deferred compensation
Beginning balance                                              $         --       $         --       $     (6,200)
Stock-based compensation expense (deferral)                          (6,200)                --              6,200
                                                               ------------       ------------       ------------
Ending balance                                                 $     (6,200)      $         --       $         --
                                                               ============       ============       ============
Notes receivable
Beginning balance                                              $    (50,300)      $    (50,300)      $   (260,100)
Note payments - directors                                            50,300                 --                 --
Reclassification of note receivable from related party to
shareholder                                                        (350,000)                --                 --
Note payments - shareholder                                          89,900                 --                 --
                                                               ------------       ------------       ------------
Ending balance                                                 $   (260,100)      $    (50,300)      $   (260,100)
                                                               ============       ============       ============
Accumulated other comprehensive income (loss)
Beginning balance                                              $       (400)      $     (1,400)      $         --
Foreign currency translation and other                                  400              1,000                 --
                                                               ------------       ------------       ------------
Ending balance                                                 $         --       $       (400)      $         --
                                                               ============       ============       ============
Accumulated deficit
Beginning balance                                              $(46,515,900)      $(45,088,400)      $(51,663,100)
Deemed dividend - beneficial conversion feature                  (3,136,000)                --                 --
Accreted dividend - discount on private placement                  (864,000)                --                 --
Net loss                                                         (1,147,200)        (1,427,500)        (1,086,300)
                                                               ------------       ------------       ------------
Ending balance                                                 $(51,663,100)      $(46,515,900)      $(52,749,400)
                                                               ============       ============       ============
Total shareholders' equity                                     $  6,417,900       $    366,300       $  5,557,600
                                                               ============       ============       ============

    See accompanying summary of significant accounting policies and notes to consolidated financial statements

                               GraphOn Corporation
                      Consolidated Statements of Cash Flows

                                                                                                                 (Unaudited)
                                                                                                       ---------------------------
($000)                                                                        Year Ended                     Six Months Ended
                                                                             December 31,                          June 30,
                                                                     -------------------------------------------------------------
Cash Flows From Operating Activities:                                    2005              2004            2006            2005
                                                                     -------------------------------------------------------------
Net Loss                                                             $(1,147,200)      $(1,427,500)    $(1,086,300)    $  (585,900)
Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
Depreciation and amortization                                          1,065,800           664,700         514,400         491,500
Stock-based compensation expense                                           2,700                --         226,200           1,500
Provision for doubtful accounts                                               --                --              --          15,200
Proceeds from notes receivable directors                                  50,300                --              --          50,300
Other                                                                      4,000            (1,400)         (4,800)         (1,200)
Proceeds from note receivable shareholder                                 89,900                --              --              --
Changes in operating assets and liabilities:
    Accounts receivable                                                 (244,400)            2,200         (73,200)       (228,700)
    Prepaid expenses and other assets                                    (19,600)           (1,000)        (48,200)         10,800
    Accounts payable                                                      51,300            18,400         (16,600)          8,700
    Accrued expenses                                                      (5,800)            3,300          26,000           4,300
    Accrued wages                                                        224,600           (46,100)       (168,300)        120,800
    Deferred revenue                                                     675,600           (75,600)        342,800         239,700
                                                                     -------------------------------------------------------------
Net Cash Provided By (Used In) Operating Activities:                     747,200          (863,000)       (288,000)        127,000
                                                                     -------------------------------------------------------------
Cash Flows Used In Investing Activities
Acquisition costs NES                                                   (699,000)               --              --        (674,800)
Deferred acquisition costs                                                    --           (59,200)             --              --
Note receivable - related party                                               --          (350,000)             --              --
Capital expenditures                                                     (70,600)          (33,400)        (51,000)        (19,200)
Other assets                                                              (2,500)            7,100           2,700              --
                                                                     -------------------------------------------------------------
Net Cash Used In Investing Activities:                                  (772,100)         (435,500)        (48,300)       (694,000)
                                                                     -------------------------------------------------------------
Cash Flows Provided By (Used In) Financing Activities:
Proceeds from note receivable - shareholder                                   --                --              --           2,600
Proceeds from sale of common stock under ESPP                             10,000             9,000           4,500           4,600
Proceeds from exercise of warrants                                            --             6,900              --              --
Proceeds from private placement of preferred stock and warrants        3,335,000         1,150,000              --       3,335,000
Costs of private placement of preferred stock and warrants              (467,300)         (218,600)        (58,000)       (315,900)
                                                                     -------------------------------------------------------------
Net Cash Provided By (Used In) Financing Activities:                   2,877,700           947,300         (53,500)      3,026,300
                                                                     -------------------------------------------------------------
Effect of exchange rate fluctuations on cash and
cash equivalents                                                              --             1,000              --          (1,400)
                                                                     -------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                   2,852,800          (350,200)       (389,800)      2,457,900
Cash and Cash Equivalents, beginning of period                           675,300         1,025,500       3,528,100         675,300
                                                                     -------------------------------------------------------------
Cash and Cash Equivalents, end of period                             $ 3,528,100       $   675,300     $ 3,138,300     $ 3,133,200
                                                                     =============================================================

    See accompanying summary of significant accounting policies and notes to consolidated financial statements

GraphOn Corporation

Summary of Significant Accounting Policies (information as of June 30, 2006 and for the six-month periods ended June 30, 2006 and 2005 is unaudited)

The Company. GraphOn Corporation (the "Company") was founded in May 1996 and is incorporated in the state of Delaware. The Company's headquarters are currently in Santa Cruz, California. The Company develops, markets, sells and supports business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use by Independent Software Vendors (ISVs), Application Service Providers (ASPs), corporate enterprises, governmental and educational institutions, and others, primarily in the United States, Asia and Europe.

Basis of Presentation and Use of Estimates. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Company"), significant intercompany accounts and transactions are eliminated upon consolidation. In the Company's opinion, the consolidated financial statements presented herein include all necessary adjustments, consisting of only normal recurring adjustments to fairly state the Company's financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts, the estimated lives of intangible assets, depreciation of fixed assets and accrued liabilities, among others. Actual results could differ materially from those estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Property and Equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, generally seven years.

Shipping and Handling. Shipping and handling costs are included in cost of revenue for all periods presented.

Purchased Technology. Purchased technology is amortized on a straight-line basis over the expected life of the related technology or five years, whichever is less.

Patents. The patents acquired in the NES acquisition are being amortized over their estimated remaining economic lives, currently estimated to be approximately 5 years, as of December 31, 2005. Costs associated with filing, documenting or writing patents are expensed as incurred.

Capitalized Software Costs. Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers. Capitalized costs are amortized to cost of sales based on either estimated current and future revenue for each product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period.

Impairment of Intangible Assets. Impairment tests on intangible assets are performed on an annual basis and between annual tests in certain circumstances. In response to changes in industry and market conditions, the Company may strategically realign resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of intangible assets.

Revenue. Generally, software license revenues are recognized when:

            o Persuasive evidence of an arrangement exists, i.e., when the Company sign a non-cancelable license agreement wherein the customer acknowledges an unconditional obligation to pay, or upon receipt of the customer's purchase order.

            o Delivery has occurred or services have been rendered and there are no uncertainties surrounding product acceptance, i.e., when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier or, in the case of electronic delivery, when the customer is given access to the licensed programs.

            o The price to the customer is fixed or determinable, as typically evidenced in the signed non-cancelable contract, or the customer's purchase order.

            o Collectibility is probable. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Revenue recognized on software arrangements involving multiple elements is allocated to each element of the arrangement based on vendor-specific objective evidence ("VSOE") of the fair values of the elements; such elements include licenses for software products, maintenance, consulting services or customer training. The Company limits its assessment of VSOE for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately.

If sufficient VSOE of fair values does not exist so as to permit the allocation of revenue to the various elements of the arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. If evidence of VSOE of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

Certain ISV, VAR or ASP customers (who the Company refers to as "resellers") prepay for licenses they intend to resell. Upon receipt of the prepayment, if all other revenue recognition criteria outlined above have been met, the Company recognizes licensing revenue when the reseller is given access to the licensed programs. The resellers are required to provide monthly sell-through reports that detail, for the respective month, various items, such as the number of licenses purchased, the number they have sold to other parties, the ending balance of licenses they hold as inventory available for future sale and certain information pertaining to their customers such as customer name, licenses purchased, purchase date and contact information. The Company monitors and reconciles resellers' inventory records to its records via the monthly sell-through reports.

Other resellers will only purchase licenses when they have already closed a deal to sell the Company's product(s) to another party. These resellers will typically submit a purchase order to the Company in order to receive product that they can deliver to their customer. In these cases, assuming all other revenue recognition criteria, as set forth above, have been satisfied, the Company recognizes licensing revenue when the reseller has been given access to the licensed programs. There are no rights of return granted to resellers or other purchasers of the Company's software programs.

The Company recognizes revenue from service contracts ratably over the related contract period, which generally ranges from one to five years.

Segment information. The Company operates in one business segment.

Allowance for Doubtful Accounts. The allowance for doubtful accounts is based on assessments of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased.

Income Taxes. Under SFAS No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments. The Company used the following methods and assumptions in estimating the fair value disclosures for financial instruments:

      Cash and cash equivalents: The carrying amount reported on the balance sheet for cash and cash equivalents approximates fair value.

      Notes receivable: The carrying amount reported on the balance sheet for the note receivable - shareholder reflects the current principal balance remaining to be repaid to the Company. The estimated fair value is based on the Company's estimates of interest rates on similar instruments.

Long-Lived Assets. Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever the Company has committed to a plan to dispose of the assets. Measurement of the impairment loss is based on the fair value of the assets. Generally, the Company determines fair value based on appraisals, current market value, comparable sales value, and undiscounted future cash flows as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization.

Loss Contingencies. The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to it to determine whether such accruals should be adjusted.

Stock-Based Incentive Programs. The Company accounts for its stock-based incentive programs using the intrinsic value method, as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and interpretations thereof (collectively APB 25). Accordingly, the Company records deferred compensation expense costs related to its employee stock options when the market price of the underlying stock exceeds the exercise price of each option on the date of grant. The Company records and measures deferred compensation for stock options granted to non-employees, other than members of the board, at their fair value. Deferred compensation is expensed on a straight-line basis over the vesting period of the related stock option for options issued to employees. Deferred compensation is expensed on a straight-line basis over the shorter of the vesting period of the related stock option or the contractual period of service for option grants to non-employees. The Company did not grant any stock options at exercise prices below the fair market value of the Company's common stock on the grant date during the years ended December 31, 2005 and 2004.

As of December 31, 2005, the Company's deferred compensation balance was $6,200. The accompanying statements of operations reflect stock-based compensation expense of $2,700 and $0 for the years ended December 31, 2005 and 2004, respectively.

An alternative to the intrinsic value method of accounting for stock-based compensation is the fair value approach prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS 148 (hereinafter collectively referred to as SFAS 123). If the Company followed the fair value approach, the Company would be required to record deferred compensation based on the fair value of the stock option at the date of grant. The fair value of the stock option must be computed using an option-pricing model, such as the Black-Scholes option valuation method, at the date of grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. See New Accounting Pronouncements.

SFAS 123 requires the Company to provide pro forma information regarding net income (loss) and earnings (loss) per share as if compensation cost for the stock option plan had been determined in accordance with the fair value-based method prescribed in SFAS 123 throughout the year. The Company estimated the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in both 2005 and 2004: dividend yield of 0; expected volatility of 60%; risk-free interest rate of 1.5% and expected lives (approximately) of five years, for all plan options.

Under SFAS 123, the Company's net loss and the basic and diluted net loss per common share would have been adjusted to the pro forma amounts below.

                                                              For the Year Ended December 31,
                                                              -------------------------------
                                                                  2005              2004
                                                                  ----              ----
Net loss as reported                                          $(1,147,200)      $(1,427,500)

Add: stock-based employee  compensation expense
included in reported net loss, net of related tax effects:             --                --

Deduct: deemed dividends on preferred stock                    (4,000,000)               --

Deduct: total stock-based  compensation determined
under the fair value-based method for all accounts, net
of related tax effects                                           (425,000)         (191,700)
                                                              -----------       -----------

Pro forma loss                                                $(5,572,200)      $(1,619,200)
                                                              ===========       ===========

Basic and diluted loss per share
As reported                                                   $     (0.12)      $     (0.07)
Pro forma                                                     $     (0.13)      $     (0.08)

Earnings Per Share of Common Stock. SFAS No. 128, "Earnings Per Share," provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants and redeemable convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities are excluded from the computation if their effect is antidilutive. For the years ended December 31, 2005 and 2004, 19,022,157 and 6,641,957 shares, respectively, of common stock equivalents were excluded from the computation of diluted earnings per share since their effect would be antidilutive.

Comprehensive Income. SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities. The individual components of comprehensive income
(loss) are reflected in the statements of shareholders' equity. As of December 31, 2005 and 2004 accumulated other comprehensive income (loss) was comprised of foreign currency translation gains and the cumulative change in the market value of the available-for-sale securities.

New Accounting Pronouncements. In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 changes the accounting for and the reporting of a change in accounting principle by requiring retrospective application to prior periods' financial statements of changes in accounting principle unless impracticable. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 31, 2005. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its results of operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," which requires companies to expense the value of employee stock options and similar awards. As of the effective date, the Company will be required to expense all awards granted, modified, cancelled or repurchased as well as the portion of prior awards for which requisite service has not yet been rendered, based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123 "Stock-Based Compensation." The Company will apply SFAS No. 123R using a modified version of prospective application.

Under this method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123R for either recognition or pro forma disclosures. The Company adopted SFAS No. 123R as of January 1, 2006. The Company expects the adoption SFAS No. 123R will have a material impact on its statement of operations. Compensation expense associated with stock options and similar awards will now be recorded in the statement of operations, instead of being reported within the footnote disclosures to the financial statements. The Company expects such recorded future compensation expense, as calculated under SFAS No. 123R, to approximate amounts that have historically been disclosed within the footnotes to prior years' financial statements.

New Accounting Pronouncements (Unaudited)

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainties in Income Taxes - An Interpretation of FASB Statement No. 109" (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is assessing FIN 48 and has not determined the impact that the adoption of FIN 48 will have on its results of operations, cash flows and financial position.

Notes to Consolidated Financial Statements (information as of June 30, 2006 and for the six-months ended June 30, 2006 and 2005 is unaudited)

1. Patents (Network Engineering Software Acquisition)

On January 31, 2005, the Company acquired all of the outstanding common stock of Network Engineering Software ("NES") in exchange for 9,599,993 shares of the Company's common stock, valued at $3,916,800, and approximately $897,800 in cash payments to settle various claims against NES prior to the acquisition.

Approximately $665,000 of the $897,800 cash payments was made in December 2004 by AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), to settle, on the Company's behalf, certain third party litigation against NES. The Company reimbursed this amount through a partial credit against the price of its securities acquired by AIGH in the 2005 private placement (See Note 2).

The Company incurred $525,800 of transaction costs, resulting in a purchase price of $5,340,400. The acquisition was accounted for as a business combination, in accordance with SFAS No. 141, "Business Combinations." Accordingly, the assets acquired (primarily consisting of patents, patent applications, and in-process patent applications) have been recorded at their estimated fair value. The results of operations of NES are included in the Company's statement of operations for the year ended December 31, 2005.

In connection with the acquisition, the Company recorded a deferred tax liability of $2,151,200, resulting from a difference between the tax basis and financial statement basis of the assets acquired. Furthermore, the Company has recorded a corresponding $2,151,200 reduction in its valuation allowance on its deferred tax assets as of March 31, 2005 to reflect management's estimate that it is more likely than not that the Company will realize the tax benefits from utilization of certain of its tax net operating loss carryforwards from future reversals of the taxable temporary differences arising from the NES acquisition. These amounts have been netted together on the Company's consolidated balance sheet.

The estimated cost of the patent related assets is being amortized over its estimated remaining five year life, as of December 31, 2005, using the straight-line method. For the year ended December 31, 2005, approximately $821,000 of amortization was charged against the cost of the patent related assets. No such amortization was charged in the prior year. The Company anticipates charging approximately $889,000 of amortization against the cost of the patent related assets in each of the years ended December 31, 2006, 2007, 2008, 2009 and 2010 and approximately $74,000 in the year ended December 31, 2011.

As of December 31, 2004, prior to the consummation of the acquisition, the Company had deferred approximately $269,700 of the acquisition costs. These deferred acquisition costs are included in the transaction costs above.

The following unaudited pro forma information presents the consolidated results of the Company as if the NES acquisition had occurred at the beginning of the respective periods. The pro forma information is not necessarily indicative of what would have occurred had the acquisition been made as of such period, nor is it indicative of future results of operations. The pro forma amounts give effect to appropriate adjustments for the fair value of the patents, amortization and income taxes.

                                                                             Year Ended December 31,
                                                                             2005              2004
                                                                             ----              ----
              Revenue                                                    $ 5,180,200       $ 3,529,800
              Net loss                                                    (1,253,300)       (2,990,500)
              Net loss attributable to common shareholders                (5,253,300)       (6,990,500)
              Loss per common share - basic and diluted                  $     (0.11)      $     (0.15)

The allocation of the purchase price to the identifiable intangible assets acquired and liabilities assumed was as follows:

              Fair value of stock issued                                   $    3,916,800
              Fair value of liabilities settled with cash                         897,800
              Transaction costs settled with cash                                 525,800
                                                                           --------------
              Purchase price of patent related assets                      $    5,340,400
                                                                           ==============

The fair value of the stock issued was based upon the issuance of 9,599,993 shares of the Company's common stock at approximately $0.408 per share. The fair value of the liabilities settled with cash includes the $665,000 cash payments made by AIGH, as previously discussed.

2. Deemed Dividends on Preferred Stock

On February 2, 2005, the Company completed the 2005 Private Placement, which raised a total of $4,000,000 (inclusive of the $665,000 credit issued to AIGH; See Note 1) through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock.

The deemed fair value of the Series A preferred stock was estimated based on the market price and underlying number of common shares they would have converted into had the conversion occurred immediately upon their issuance. The market price for the Company's common stock on the commitment date of the 2005 private placement was $0.46 and the Series A preferred stock would have converted into 14,814,800 common shares, thus deriving an estimated fair value of approximately $6,814,800 at that date.

The fair value of the warrants was estimated to be $1,877,700 and was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 1.5%, a volatility factor of 60%, a dividend yield of 0% and a five year contractual life.

Based on the relative fair values of the Preferred Shares and the warrants at the time of their issuance, the Company allocated $3,136,000 of the $4,000,000 proceeds of the 2005 Private Placement to the Preferred Shares and $864,000 to the warrants.

The Preferred Shares issued by the Company contained a non-detachable conversion feature (the "Beneficial Conversion Feature") that was in-the-money upon completion of the 2005 Private Placement, in that the deemed fair value of Common Stock into which the Preferred Shares could be converted exceeded the allocated value of $3,136,000 by $3,678,800 (using the intrinsic value method). This discount resulting from recording the Beneficial

Conversion Feature was limited to the allocated proceeds of $3,136,000 and was recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock converted to common stock.

Additionally, the approximate $864,000 discount resulting from the allocation of the proceeds of the 2005 Private Placement on a relative fair value basis to the Series A preferred shares and the warrants issued in the 2005 Private Placement was also recognized as if this amount had been declared a non-cash dividend to the preferred shareholders when the preferred stock converted to common stock.

On March 29, 2005, the Company's stockholders approved an amendment to the Company's certificate of incorporation increasing its authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Company's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of common stock at an exercise price of $0.40 per share, respectively.

3. Property and Equipment.

Property and equipment consisted of the following:

                                                    December 31, 2005
                                                    -----------------
            Equipment                                   $  940,300
            Furniture & fixtures                           252,200
            Leasehold improvements                          48,400
                                                        ----------
                                                         1,240,900
            Less: accumulated depreciation and
            amortization                                 1,146,100
                                                        ----------
                                                        $   94,800
                                                        ==========

4. Capitalized Software.

Capitalized software consisted of the following:

                                                     December 31, 2005
                                                     -----------------
            Capitalized software development costs      $   719,500
            Less: accumulated amortization                  639,400
                                                        -----------
                                                        $    80,100
                                                        ===========

5. Note Receivable - Shareholder.

On October 6, 2004, the Company entered into a letter of intent to acquire NES (see Note 1). The Company contemporaneously loaned $350,000 to Ralph Wesinger, NES' majority shareholder, to fund his purchase of all the NES common stock then owned by another person. The Company received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in NES, to evidence this loan. Mr. Wesinger also agreed that the Company would receive 25% of the gross proceeds of any sale or transfer of any of Mr. Wesinger's NES shares, which shall be applied in reduction of the then outstanding balance of his note, until the note is paid in full or becomes due, whichever occurs first. The Company has the option to accelerate the maturity date of this note upon the occurrence of certain events.

Upon completion of the Company's acquisition of NES (see Note 1), the 52,039 shares of NES common stock collateralizing the note receivable were replaced by 4,830,207 shares of the Company's common stock. As of

December 31, 2005, 1,500,000 of such shares had been sold; resulting in payments to the Company of approximately $89,900 and $15,600, principal and interest, respectively, and 3,330,207 shares collateralized the note.

6. Accrued Liabilities.

Accrued liabilities consisted of the following:

                                          December 31, 2005
                                          -----------------
            Professional fees                $   125,800
            2005 private placement fees           34,200
            Provision for taxes                   18,200
            Other                                 18,100
                                             -----------
                                             $   196,300
                                             ===========

7. Stockholders' Equity.

Common Stock. During 2004 the Company issued 5,000,000 shares of common stock as part of a private placement (the "2004 private placement") that resulted in gross proceeds of $1,150,000, which were offset by costs associated with the private placement aggregating approximately $218,600. The Company issued 30,000 shares of common stock upon the exercise of warrants that had been issued in conjunction with the 2004 private placement, resulting in gross proceeds of $6,900.

During 2005 the Company issued 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock as part of the 2005 private placement (See Note 2) that raised gross proceeds of $4,000,000, which were offset by costs aggregating approximately $1,888,200.

Under the terms of the 2005 private placement, upon the effectiveness of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock, all shares of Series A preferred stock and Series B preferred stock would automatically convert into shares of Common Stock at a rate of 100 shares of Common Stock for each share of preferred stock, and all warrants issued in the 2005 private placement would automatically become exercisable for shares of Common Stock at a rate of 100 shares of Common Stock for each share of preferred stock underlying such Warrants.

At the special meeting of the Company's stockholders, held on March 29, 2005, the stockholders approved the amendment to the Company's Certificate of Incorporation to increase the authorized number of common shares from 45,000,000 to 195,000,000. Consequently, an aggregate of 148,148 shares of Series A preferred stock were converted into 14,814,800 shares of common stock and warrants to purchase an aggregate of 74,070 shares of Series B preferred stock were converted into warrants to purchase an aggregate 7,407,000 shares of common stock.

The Company also issued to Griffin Securities Inc., ("Griffin") as a placement agent fee in respect to the 2004 private placement, warrants to acquire 500,000 shares of common stock at an exercise price of $0.23 per share and warrants to acquire 250,000 shares of common stock at an exercise price of $0.33 per share. Additionally, pursuant to an agreement dated December 16, 2003 with Griffin, the Company paid Griffin a $50,000 agent fee and issued to Griffin five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of the 2005 private placement.

Also during 2005, the Company acquired NES (See Note 1) for 9,599,993 shares of common stock, the assumption of approximately $235,000 of NES' indebtedness and the reimbursement to AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), of $665,000 for its advance on the Company's behalf of a like sum in December 2004 to settle certain third party litigation against NES. This reimbursement was effected by a partial credit against the price of the securities acquired by Mr. Hirschman in the 2005 private placement (See Note 2).

During 2005 and 2004, the Company issued 35,489 and 37,638 shares of common stock to employees in connection with the Employee Stock Purchase Plan, resulting in net cash proceeds of $10,000 and $9,000, respectively.

The Company increased the number of its common shares outstanding during 2004 by 30,668 shares, related to restricted shares that had been repurchased for which the shareholder has not yet surrendered the stock certificate to the Company's transfer agent for cancellation. The Company believes the risk of these shares being traded is negligible as the share certificate carries a restrictive legend on its face and cannot be traded without prior consent of the Company's counsel. The Company believed that a more conservative accounting treatment should be afforded theses shares, after consultations with its transfer agent, and decided to add back these shares to its issued and outstanding totals.

Note Receivable - Shareholder.  See Note 5.

Stock Purchase Warrants. As of December 31, 2005, the following common stock warrants were issued and outstanding:

                                                    Shares subject to       Exercise          Expiration
         Issued with respect to:                         warrant             price              date
         -----------------------                         -------             -----              ----
         2004 Private placement                         2,750,000           $ 0.33             01/09
         2004 Private placement                           470,000           $ 0.23             01/09
         2005 Private placement                         8,147,700           $ 0.40             02/10
         2005 Private placement                         1,481,500           $ 0.27             02/10
         Convertible notes (1)                             83,640           $ 1.79             01/06
         Private placement (2)                            373,049           $ 1.79             01/06

      (1) The convertible notes warrants were issued in September 1998.

      (2) The private placement warrants were issued in conjunction with the private placements that closed either during October 1998, December 1998 or January 1999. All such warrants expired during January 2006.

1996 Stock Option Plan. In May 1996 the Company's 1996 Stock Option Plan (the "96 Plan") was adopted by the board and approved by the stockholders. The 96 Plan is restricted to employees, including officers, and to non-employee directors. As of December 31, 2005, the Company is authorized to issue up to 187,500 shares of its common stock in accordance with the terms of the 96 Plan.

Under the 96 Plan the exercise price of options granted is either at least equal to the fair market value of the Company's common stock on the date of the grant or, in the case when the grant is to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of the Company's common stock on the date of the grant. As of December 31, 2005, options to purchase 159,625 shares of common stock were outstanding, 538 options had been exercised and options to purchase 27,337 shares of common stock remained available for further issuance under the 96 Plan.

1998 Stock Option/Stock Issuance Plan. In June 1998 the Company's 1998 Stock Option/Stock Issuance Plan (the "98 Plan") was adopted by the board and approved by the stockholders. Pursuant to the terms of the 98 Plan, options or stock may be granted and issued, respectively, to officers and other employees, non-employee board members and independent consultants who render services to the Company. As of December 31, 2005, the Company is authorized to issue up to 4,455,400 options or stock in accordance with the terms of the 98 Plan, as amended.

Under the 98 Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant. The purchase price of stock issued under the 98 Plan shall also not be less than 85% of the fair market value of the Company's stock on the date of issuance or as a bonus for past services rendered to the Company. As of December 31, 2005, options to purchase 3,920,643 shares of common stock were outstanding, 323,904 options had been exercised, 248,157 shares of common stock had been issued directly under the 98 Plan, an aggregate 40,558 unvested options and common stock previously issued had been repurchased and 3,254 shares remained available for grant/issuance. The Company did not issue any direct shares under the 98 Plan in either 2005 or 2004, and does not anticipate issuing shares in 2006.

Supplemental Stock Option Plan. In May 2000, the board approved an additional stock option plan (the "Supplemental Plan"). Pursuant to the terms of the Supplemental Plan, options are restricted to employees who are neither officers nor directors at the grant date. As of December 31, 2005, the Company is authorized to issue up to 400,000 shares in accordance with the terms of the Supplemental Plan.

Under the Supplemental Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant or, in the case when the grant is to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of the Company's common stock on the date of the grant. As of December 31, 2005, options to purchase 386,000 shares of common stock were outstanding and 14,000 remained available for issuance under the Supplemental Plan.

NES Stock Option Plan. In January 2005, the board approved an additional stock option plan (the "NES Plan"). Pursuant to the terms of the NES Plan, options are restricted to a named employee who was neither an officer nor director at the grant date. The Company is authorized to issue up to 1,000,000 shares in accordance with the terms of the NES Plan.

Under the NES Plan the exercise price of options granted is to be equal to the fair market value of the Company's common stock on the date of the grant. As of December 31, 2005, options to purchase 1,000,000 shares of common stock were outstanding and none remained available for issuance under the NES Plan.

GG Stock Plan. In February 2005, the board approved an additional stock option plan (the "GG Plan"). Pursuant to the terms of the GG Plan, options are restricted to a named employee who was neither an officer nor director at the grant date. The Company is authorized to issue up to 250,000 shares in accordance with the terms of the GG Plan.

Under the GG Plan the exercise price of options granted is to be equal to the fair market value of the Company's common stock on the date of the grant. As of December 31, 2005, options to purchase 250,000 shares of common stock were outstanding and none remained available for issuance under the GG Plan.

2005 Equity Incentive Plan. In December 2005, the Company's 2005 Equity Incentive Plan (the "05 Plan") was adopted by the board and approved by the stockholders. Pursuant to the terms of the 05 Plan, options or performance-vested stock may be granted to officers and other employees, non-employee board members and independent consultants and advisors who render services to the Company. The Company is authorized to issue up to 3,500,000 options or performance vested stock in accordance with the terms of the 05 Plan.

Under the 05 Plan the exercise price of non-qualified stock options granted is to be no less than 100% of the fair market value of the Company's common stock on the date the option is granted. The exercise price of incentive stock options granted is to be no less than 100% of the fair market value of the Company's common stock on the date the option is granted provided, however, that if the recipient of the incentive stock option owns greater than 10% of the voting power of all shares of the Company's capital stock then the exercise price will be no less than 110% of the fair market value of the Company's common stock on the date the option is granted. The purchase price of the performance-vested stock issued under the 05 Plan shall also not be less than 100% of the fair market value of the Company's common stock on the date the performance-vested stock is granted. As of December 31, 2005, the Company had not granted any options or performance-vested stock, consequently 3,500,000 shares remained available for issuance.

Employee Stock Purchase Plan. In February 2000, the Employee Stock Purchase Plan (the "ESPP") was adopted by the board and approved by the stockholders in June 2000. The ESPP provides for the purchase of shares of the Company's common stock by eligible employees, including officers, at semi-annual intervals through payroll deductions. No participant may purchase more than $25,000 worth of common stock under the ESPP in one calendar year or more than 2,000 shares on any purchase date. Purchase rights may not be granted to an employee who immediately after the grant would own or hold options or other rights to purchase stock and cumulatively possess 5% or more of the total combined voting power or value of common stock of the Company.

Pursuant to the terms of the ESPP, shares of common stock are offered through a series of successive offering periods, each with a maximum duration of six months beginning on the first business day of February and August each year. The purchase price of the common stock purchased under the ESPP is equal to 85% of the lower of the fair market value of such shares on the start date of an offering period or the fair market value of such shares on the last day of such offering period. As of December 31, 2005, the ESPP is authorized to offer for sale to participating employees 300,000 shares of common stock, of which, 203,545 shares have been purchased and 96,455 are available for future purchase.

A summary of the status of the Company's stock option plans as of December 31, 2005 and 2004, and changes during the years then ended is presented in the following table:

                                                                   Options Outstanding
                                                                   -------------------
                                                    December 31, 2005                   December 31, 2004
                                                    -----------------                   -----------------
                                                                  Weighted                              Weighted
                                                                   Average                               Average
                                                 Shares        Exercise Price       Shares           Exercise Price
                                                 ------        --------------       ------           --------------
Beginning                                       2,965,268         $   0.56        2,104,483             $   2.47
Granted                                         2,751,000             0.50        1,803,187                 0.45
Exercised                                              --               --               --
                                                                                                              --
Forfeited                                              --               --         (942,402)                4.60
Ending                                          5,716,268             0.53        2,965,268                 0.56
                                                ---------                         ---------
Exercisable at year-end                         5,716,268         $   0.53        2,965,268             $   0.56
                                                =========                         =========
Weighted-average fair value of
options granted during the period:                                $   0.50                              $   0.45

The following table summarizes information about stock options outstanding as of December 31, 2005:

                                             Options Outstanding                       Options Exercisable
                                             -------------------                       -------------------
                                                                      Weighted
                              Number          Weighted Average         Average         Number           Weighted
     Range of Exercise     Outstanding           Remaining            Exercise      Exercisable         Average
           Price           at 12/31/05        Contractual Life          Price       at 12/31/05      Exercise Price
           -----           -----------        ----------------          -----       -----------      --------------
    $ 0.01   -   0.25        1,102,500           6.68 Yrs.             $  0.15        1,102,500         $    0.15
    $ 0.26   -   0.41        1,288,882           7.05 Yrs.             $  0.37        1,288,882         $    0.37
    $ 0.42   -   0.54        1,646,000           9.08 Yrs.             $  0.45        1,646,000         $    0.45
    $ 0.55   -   7.31        1,678,886           8.21 Yrs.             $  0.99        1,678,886         $    0.99
                             ---------                                                ---------
                             5,716,268                                 $  0.53        5,716,268         $    0.53
                             =========                                                =========

8.  Income Taxes.

The components of the provision for income taxes consisted of the following:

                                                     December 31,
                                                     ------------
      Current:                                    2005             2004
      --------
      Federal                                 $    10,300      $        --
      State                                         7,900               --
                                              -----------      -----------
                                              $    18,200      $        --
                                              -----------      -----------
      Deferred:
      Federal                                          --               --
      State                                            --               --
                                              -----------      -----------

      Total provision for income taxes        $    18,200      $        --
                                              ===========      ===========

The following summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34%:

                                                           December 31,
                                                       2005            2004
    Federal income tax at statutory rate            $(383,900)      $(485,200)
    State income taxes, net of federal benefit        (65,500)        (83,300)
    Tax benefit not currently recognizable            449,400         560,600
    Other                                              18,200           7,900
                                                    ---------       ---------
    Provision for income tax                        $  18,200       $      --
                                                    =========       =========

Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes, as follows:

         December 31,                               2005               2004
         Net operating loss carryforwards      $ 14,988,000       $ 14,961,000
         Tax credit carryforwards                   806,000            654,000
         Capitalized software                       (32,000)          (261,000)
         Depreciation and amortization              717,000            760,000
         Basis difference                        (1,808,000)                --
         Reserves and other                         782,000            585,000
                                               ------------       ------------
         Total deferred tax asset                15,453,000         16,699,000
         Valuation allowance                    (15,453,000)       (16,699,000)
                                               ------------       ------------
         Net deferred tax asset                $         --       $         --
                                               ============       ============

For financial reporting purposes, the Company has incurred a loss in each year since inception. Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets at December 31, 2005 and 2004. The net change in valuation allowance was $(1,246,000) and $1,358,200 for the years ended December 31, 2005 and 2004, respectively.

At December 31, 2005, the Company had approximately $42 million of federal net operating loss carryforwards and approximately $14 million of California state net operating loss carryforwards available to reduce future taxable income, which will begin to expire in 2013 for federal tax purposes and 2006 for state tax purposes, respectively.

In 1998, the Company experienced a "change of ownership" as that term is defined by the provisions of the Tax Reform Act of 1986. As such, utilization of the Company's net operating loss carryforwards through 1998 will be limited to $400,000 per year until such carryforwards are fully utilized or expire.

9. Concentration of Credit Risk.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, trade receivables and notes receivable. The Company places cash and cash equivalents with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 2005, the Company had approximately $3,426,800 of cash and cash equivalents with financial institutions, in excess of FDIC insurance limits.

For the year ended December 31, 2005, approximately 82.8% of the Company's total sales were made to 26 customers. The three largest of these customers accounted for approximately 16.8%, 16.0% and 11.5%, respectively, of total sales. These three customers' December 31, 2005 year-end accounts receivable balances represented approximately 0.0%, 11.6%, and 6.0% of reported net accounts receivable.

For the year ended December 31, 2004, approximately 75.9% of the Company's total sales were made to 20 customers. The three largest of these customers accounted for approximately 20.9%, 14.9% and 14.1%, respectively, of total sales. These three customers' December 31, 2004 year-end accounts receivable balances represented approximately 30.9%, 2.9% and 0.0% of reported net accounts receivable.

The Company performs credit evaluations of customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

Approximately 3,330,207 shares of the Company's common stock collateralized the note receivable - shareholder (see Note 5), as of December 31, 2005, which bears interest at 3.62% per annum and matures in 2009. The Company reviews the collectibility of the note on a regular basis.

10. Commitments and Contingencies.

Operating Leases. The Company currently occupies approximately 1,862 square feet of office space in Santa Cruz, California. The office space is rented pursuant to a three-year operating lease, which became effective August 1, 2005. Rent on the Santa Cruz facility will average approximately $3,600 per month over the term of the lease, which is inclusive of a pro rata share of utilities, facilities maintenance and other costs. The Company has the option to renew the lease for one three-year term upon its expiration and can exercise this option by giving written notice to the landlord not later than 180 days prior to the expiration of the initial lease term.

During October 2005, the Company renewed its lease for approximately 3,300 square feet of office space in Concord, New Hampshire, for a one-year term, which is cancelable upon 30-days written notice by either the landlord or the Company. Rent on the Concord facility is approximately $5,300 per month.

The Company has been occupying leased facilities in Rolling Hills Estates, California on a month-to-month basis since October 2002. During December 2005, the Company signed a one-year lease for this property for the period February 1, 2006 through January 31, 2007. During January 2006, this lease was amended to extend the lease through March 1, 2007. Under the terms of the new lease, monthly rental payments are approximately $1,400.

The Company has also been renting an office in Berkshire, England, United Kingdom since December 2002. The current lease runs through December 2006. Rent on this office, which can fluctuate depending on exchange rates, is approximately $400 per month.

Future minimum lease payments under all leases in effect as of December 31, 2005, assuming all currently occupied facilities will remain occupied by the Company until each current lease's expiration:

            Year ending December 31,
            2006                                    $128,500
            2007                                    $ 77,800
            2008                                    $ 25,400

Rent expense aggregated approximately $123,100 and $95,700 for the years ended December 31, 2005 and 2004, respectively.

Commitments. As a condition of the 2004 private placement, the Company entered into an Investment Advisory Agreement with Orin Hirschman, a significant stockholder of the Company. Pursuant to this agreement, in the event that the Company completes a transaction with a third party introduced to the Company by Mr. Hirschman, the Company shall pay to Mr. Hirschman 5% of the value of that transaction. The agreement, as amended, expires on January 29, 2008.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. Generally, the term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited as the Company does not currently have a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2005.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2005.

The Company's software license agreements also generally include a performance guarantee that the Company's software products will substantially operate as described in the applicable program documentation for a period of 90 days after delivery. The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties.

11. Employee 401(k) Plan.

In December 1998, the Company adopted a 401(k) Plan (the Plan) to provide retirement benefits for employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Company may make discretionary/matching contributions. During 2005 and 2004, the Company contributed a total of approximately $21,500 and $23,000 to the Plan, respectively.

12. Supplemental Disclosure of Cash Flow Information.

The following is supplemental disclosure for the statements of cash flows.

                                    Year Ended December 31,
                                    -----------------------
                                       2005           2004
         Cash paid:
         Income taxes               $      --      $      --
         Interest                   $   2,700      $      --

During 2004, the Company capitalized approximately $179,500 and $31,000 of deferred acquisition costs, related to the NES acquisition, that were included in accounts payable and accrued expenses, respectively, as of December 31, 2004. Additionally, during 2004, the Company accrued approximately $32,500 of deferred financing costs, related to the 2005 private placement, as other assets, as of December 31, 2004.

As of December 31, 2005, financing costs related to the 2005 private placement of approximately $34,200 and $23,800 had been recorded in accrued expenses and accounts payable, respectively.

In conjunction with its acquisition of NES (See Note 1), the Company issued 9,599,993 shares of its common stock, with a value of $3,916,800. Additionally, the Company issued 24,630 shares of its Series A preferred stock to AIGH as a credit against its purchase of 30,368 shares of Series A preferred stock in the 2005 private placement (See Note 1). Further, pursuant to an agreement, dated December 16, 2003, with Griffin, placement agent for the 2004 private placement, the Company issued Griffin five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of the 2005 private placement.

Upon the Company's stockholders approving the amendment to the Company's certificate of incorporation (See Note 2), the warrants issued to Griffin were converted into warrants to purchase common stock. The warrants to purchase 14,815 shares of Series A preferred stock were converted into warrants to purchase 1,481,500 shares of common stock at an exercise price of $0.27 per share and the warrants to purchase 7,407 shares or Series B preferred stock were converted into warrants to purchase 740,700 shares of common stock at an exercise price of $0.40 per share. The value of the warrants issued to Griffin was determined using the Black-Scholes method, with the following assumptions: dividend yield of 0, expected volatility of 60%, risk-free interest rate of 1.5% and expected life of 5 years.

13. Litigation

On November 23, 2005, the Company initiated a proceeding against AutoTrader.com in United States District Court in the Eastern District of Texas, alleging that Autotrader.com was infringing two of the Company's patents, namely Nos. 6,324,538 and 6,850,940 (the "538" and "940" patents, respectively), which protect the Company's unique method of maintaining an automated and network accessible database, on its AutoTrader.com website. The Company seeks preliminary and permanent injunctive relief along with unspecified damages and fees. Autotrader.com filed its Answer and Counterclaim on January 17, 2006 seeking a declaratory judgment that it does not infringe the 538 and 940 patents and that both patents are invalid.

On March 24, 2006, Autotrader.com filed a motion for summary judgment seeking to invalidate the 538 and 940 patents. On May 1, 2006 we filed a response in opposition to AutoTrader's motion. On August 8, 2006, AutoTrader's motion for summary judgment was denied.

14. Loss Per Share

Potentially dilutive securities have been excluded from the computation of diluted loss per common share, as their effect is antidilutive. For the years ended December 31, 2005 and 2004, 19,022,157 and 6,641,957 shares, respectively, of common stock equivalents were excluded from the computation of diluted loss per common share since their effect would be antidilutive.

15. Stock-Based Compensation (Unaudited)

Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS No. 123"). The Company did not recognize compensation cost related to stock options granted to its employees and non-employee directors that had an exercise price equal to or above the market value of the underlying common stock on the date of grant in its condensed consolidated statement of operations and comprehensive loss prior to January 1, 2006.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, "Share-Based Payment," ("FAS123R") and related interpretations using the modified prospective transition method. Under that method, compensation cost recognized in the six-month period ended June 30, 2006 includes (a) compensation cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of FAS No. 123 and (b) compensation cost for all stock-based awards granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of FAS123R.

Results for prior periods have not been restated.

As a result of adopting FAS123R on January 1, 2006, the Company's loss from operations, loss before provision for income taxes and net loss for the six-months ended June 30, 2006 are each $226,000 higher than if the Company had continued to account for stock-based compensation under APB No. 25.

Pro Forma Information under FAS No. 123 for Periods Prior to January 1, 2006

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FAS No. 123 to stock-based awards in the six-month period ended June 30, 2005:

                                                        Six Months Ended
   (Unaudited; $000s, except per share data)              June 30, 2005
                                                          -------------
    Net loss, as reported:                                 $      (586)

    Less: deemed preferred dividends                       $    (4,000)

    Add: stock-based compensation expense included in
    net loss, net of related tax effects                             1

    Deduct: total stock-based compensation expense
    determined under the fair-value method for all
    awards, net of related tax effects                            (194)
                                                           -----------

    Pro forma net loss                                     $    (4,779)
                                                           ===========

    Basic and diluted loss per share
    As reported                                            $     (0.12)
    Pro forma                                              $     (0.13)

For purposes of the pro forma calculations, the fair value of each option was estimated on the date of the grant using the Black-Scholes option-pricing model, assuming no dividends, expected volatility of 60%, risk free interest rate of 1.5% and an expected term of five years. The weighted average fair value of stock-based awards granted during the six-month period ended June 30, 2005 was $0.50. No stock options were exercised during the six-month period ended June 30, 2005 and forfeitures were recognized as they occurred.

Valuation and Expense Information under FAS123R

The Company recorded stock-based compensation expense of $226,000 in the six-month period ended June 30, 2006. As required by FAS123R, the Company estimates forfeitures of employee stock-based awards and recognizes compensation cost only for those awards expected to vest. Forfeiture rates are estimated based on an analysis of historical experience and are adjusted to actual forfeiture experience as needed.

The following table illustrates the stock-based compensation expense recorded during the six-month period ended June 30, 2006 by income statement classification ($000s):


                                                      Six months
                                                        ended
    Income statement classification                 June 30, 2006
    -------------------------------                 -------------
    Cost of revenue                                  $        8
    Selling and marketing expense                            17
    General and administrative expense                      181
    Research and development expense                         20
                                                     ----------
                                                     $      226
                                                     ==========

In connection with the adoption of FAS123R, the Company estimated the fair value of each stock option granted during the six-month period ended June 30, 2006 on the date of grant using a binomial model, with the following assumptions: no dividends, an approximate risk free annual interest rate ranging from 4.46% to 5.02%, estimated forfeiture rate of 10% and an estimated exercise factor of 10%. For stock option grants, the following additional assumptions were also used: expected volatility ranging from 157% to 159% and an expected term of 7.5 years. For employee stock purchase plan ("ESPP") grants, the assumptions previously listed in this paragraph were also used, except as follows: expected volatility of 147%, risk free interest rate of 3.73% and an expected term of 0.5 years.

The Company does not anticipate paying dividends on its common stock for the foreseeable future. The Company used the historical volatility of its daily closing price since it went public (July 13, 1999) through June 30, 2006 as the basis of its calculation for stock option grants. The volatility calculation for ESPP grants was based on the historical volatility of the Company's daily closing price from August 1, 2005 to January 31, 2006 as these were the two most recent dates used in determining the purchase price of the shares sold under the ESPP.

The approximate risk free interest rate was based on the implied yield available on U.S. Treasury issues with remaining terms equivalent to the Company's expected term on its options. The expected term of the Company's stock options was based on the historical option holder exercise patterns and considered the market performance of the Company's common stock and other items. The expected term of the ESPP shares was six months, which is the length of time between the ESPP grant date and the purchase date.

The estimated forfeiture rate was based on an analysis of historical data and considered the impact of events such as the work force reductions the Company carried out during previous years. The estimated exercise factor was based on an analysis of historical data and included a comparison of historical and current share prices.

For grants made during the six-month period ended June 30, 2006, the weighted average fair value of stock options was $0.21 and for ESPP shares was $0.1785.

The following table presents a summary of the status and activity of the Company's stock option awards for the six-month period ended June 30, 2006.

                                                                                         Weighted
                                                                         Weighted         Average           ($000s)
                                                                         Average         Remaining         Aggregate
                                                                         Exercise       Contractual        Intrinsic
                                                         Shares           Price         Term (Years)         Value
Outstanding at December 31, 2005                       5,716,272       $    0.53
Granted                                                  995,000            0.21
Exercised                                                     --              --
Forfeited or expired                                     (16,217)          (0.37)
                                                      ----------
Outstanding at June 30, 2006                           6,695,055       $    0.48             7.73         $       55
                                                      ----------

Vested or  expected to vest at June 30, 2006 (1)       6,438,408       $    0.49             7.68         $       55

Exercisable at June 30, 2006 (2)                       6,695,055       $    0.48             7.73         $       55

(1) Of the options outstanding as of June 30, 2006, 4,025,123 were vested and 2,413,285 were estimated to vest in future periods, prior to their estimated forfeiture.

(2) All options are exercisable immediately upon grant. Options vest, generally ratably over a 33-month period commencing in the fourth month after the grant date. The Company has the right to repurchase exercised options that have not vested upon their forfeiture at the respective option's exercise price.

No stock-based compensation awards were exercised during the six-month period ended June 30, 2006. As of June 30, 2006, there was $597,000 of total unrecognized compensation cost related to stock-based compensation. That cost is expected to be recognized over a weighted-average period of approximately one year.

16. Patents (Unaudited)

As of June 30, 2006, patents consisted of the following:

                                                             (000s)
                                                             ------
                 Patents                                    $ 5,340
                 Accumulated amortization                    (1,265)
                                                            -------
                                                            $ 4,075
                                                            =======

Patent amortization, which aggregated $445 thousand during the six-month period ended June 30, 2006 is a component of general and administrative expenses.

17. Interim Supplemental Disclosure of Cash Flow Information (Unaudited)

The Company disbursed no cash for the payment of income taxes or interest during either of the six-month periods ended June 30, 2006 or 2005.

18. Interim Loss Per Share (Unaudited)

Potentially dilutive securities have been excluded from the computation of diluted loss per common share, as their effect is antidilutive. For the six-month periods ended June 30, 2006 and 2005, 19,544,255 and 22,457,157 shares, respectively, of common stock equivalents were excluded from the computation of diluted loss per share since their effect would be antidilutive.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise.

      The Registrant's Bylaws provide that any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant shall be indemnified by the Registrant against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, to the fullest extent permitted by the General Corporation Law or any successor thereto.

      The Registrant's Bylaws provide that any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant, or served such other corporation in any capacity, shall be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful.

      Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

             Filing Fee..............................  $   1,454
             Legal Fees and Expenses.................     30,000
             Accounting Fees and Expenses............     40,000
             Printing Expenses.......................      2,000
             Miscellaneous Expenses..................      5,546
                                                       ---------
                  Total..............................  $  79,000
                                                       =========

----------
*     Estimated

            Item 26. Recent Sales of Unregistered Securities

      Since August 1, 2003, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

      On January 31, 2005, the Registrant acquired Network Engineering Software, Inc. (NES) in exchange for 9,599,993 shares of common stock, the assumption of approximately $232,800 of NES' indebtedness and the reimbursement to AIGH, an affiliate of a principal shareholder (Orin Hirschman), of $665,000 for its advance on behalf of the Registrant of a like sum in December 2004 to settle certain third party litigation against NES. The advance was reimbursed through a partial credit against the price of the Registrant's securities acquired by AIGH in the 2005 private placement.

      Of such 9,599,993 shares, 4,963,158 were issued to NES' majority shareholder, an aggregate 2,474,335 shares were issued to NES' nine other shareholders and an aggregate 2,162,500 shares to two of NES' remaining creditors. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to
Section 4(2) and in compliance with Rule 506 thereunder.

      On February 2, 2005, the Registrant issued in a private placement for $4,000,000, 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share (the 2005 private placement). After payment of fees, expenses and other consideration related to the NES Acquisition and the 2005 private placement, the Registrant derived net proceeds of approximately $2,067,700. Pursuant to an agreement dated December 16, 2003 with Griffin Securities Inc., placement agent for Registrant's 2004 private placement, the Registrant issued to Griffin Securities five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of Registrant's 2005 private placement. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

      On March 29, 2005, the Registrant's stockholders approved an amendment to the Registrant's certificate of incorporation increasing the Registrant's authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Registrant's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

      On January 29, 2004, the Registrant completed a private placement of its securities raising $1,150,000 in gross proceeds. A total of 5,000,000 shares were sold to accredited investors at a price of $0.23 per share. The Registrant also issued warrants to these accredited investors to purchase up to 2,500,000 shares at $0.33 per share on or before January 29, 2009. Griffin Securities, Inc., who acted as a placement agent with respect to the placement, and its affiliates, received as a placement agent's fee warrants to purchase an aggregate of 500,000 shares of common stock at $0.23 per share on or before January 29, 2009 and warrants to purchase an aggregate of 250,000 shares of common stock at $0.33 per share on or before January 29, 2009. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

            During the three years ended July 31, 2006, the Registrant issued options to purchase 5,549,187 shares of its common stock, at exercise prices ranging from $0.18 to $0.92 per share, and awarded 1,000,000 shares of restricted common stock with a fair market value of $0.16 to various employees and directors pursuant to its various employee benefit plans. The granting of such stock options and awarding of such restricted stock to the employees and directors was not registered under the Securities Act of 1933 because the stock options and restricted stock either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the stock options and restricted stock were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to
Section 4(2) and in compliance with Rule 506 thereunder.

Item 27. Exhibits

      The following is a list of Exhibits filed herewith as part of the registration statement:

Exhibit
 Number                                Description of Exhibit
-------     --------------------------------------------------------------------

2.1 Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, between registrant and GraphOn NES Sub, LLC, a California limited liability company, GraphOn Via SUB III Inc., a Delaware corporation, Network Engineering Software, Inc., a California corporation and Ralph Wesinger (1)

3.1         Amended and Restated Certificate of Incorporation of Registrant (2)

3.2         Amended and Restated Bylaws of Registrant (3)

4.1         Form of certificate evidencing shares of common stock of Registrant
            (4)

4.3         Form of Warrant issued by Registrant on January 29, 2004 (5)

4.4         Form of Warrant issued by Registrant on February 2, 2005 (6)

4.5 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (5)

4.6 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (6)

10.1        1996 Stock Option Plan of Registrant (4)

10.2        1998 Stock Option/Stock Issuance Plan of Registrant (3)

10.3        Supplemental Stock Option Agreement, dated as of June 23, 2000 (7)

10.4        Employee Stock Purchase Plan of Registrant (7)

10.5 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (5)

10.6 Financial Advisory Agreement, dated January 29, 2004, by and between Registrant and Orin Hirschman (9)

10.7 Amendment to Financial Advisory Agreement, dated February 2, 2005, by and between Registrant and Orin Hirschman (6)

10.8 Reimbursement Agreement, dated December 10, 2004, by and between Registrant and AIGH Investment Partners LLC (9)

10.9 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (6)

10.10        Non-recourse Secured Promissory Note, dated October 6, 2004, by and between Registrant and Ralph Wesinger (9)

10.11        Stock Pledge Agreement, dated October 6, 2004, by and between
            Registrant and Ralph Wesinger (9)

10.12        Agreement, dated December 16, 2003, by and between Registrant and
            Griffin Securities, Inc. (9)

10.13        2005 Equity Incentive Plan (10)

10.14        Stock Option Agreement, dated February 1, 2005 by and between
            Registrant and Ralph Wesinger (11)

10.15        Stock Option Agreement, dated January 29, 2005 by and between
            Registrant and Gary Green (11)

16.1 Letter from BDO Seidman, LLP, dated February 10, 2005 regarding change in certifying accountant (8)

21.1        Subsidiaries of Registrant

23.1        Consent of Macias Gini & O'Connell LLP

----------

(1) Incorporated by reference from Registrant's Current Report on Form 8-K, dated December 3, 2004, filed with the SEC on December 9, 2004

(2) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 28, 2005, filed with the SEC on February 3, 2005

(3)   Incorporated by reference from Registrant's Form S-4, file number
      333-76333

(4)   Incorporated by reference from Registrant's Form S-1, file number
      333-11165

(5) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2003

(6) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on February 4, 2005

(7)   Incorporated by reference from Registrant's Form S-8, file number
      333-40174

(8) Incorporated by reference from Registrant's Current Report on Form 8-K, dated February 9, 2005, filed with the SEC on February 14, 2005

(9) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on April 15, 2005

(10) Incorporated by reference from Registrant's Definitive Proxy Statement, dated November 21, 2005, filed with the SEC on November 25, 2005

(11) Incorporated by reference from Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 17, 2006

Item 28. Undertakings

      The undersigned registrant hereby undertakes:

      (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (4) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Santa Cruz, State of California, on the 25 day of September, 2006.

                                     GRAPHON CORPORATION


                                     By: /s/ William Swain
                                         ---------------------------------------
                                         William Swain
                                         Secretary and Chief Financial Officer

                                 ---------------

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                      TITLE                                    DATE
---------                                      -----                                    ----
*                                 Chairman and Chief Executive Officer
--------------------------        (Principal Executive Officer)                  September 25, 2006
Robert Dilworth


/s/ William Swain                 Secretary and Chief Financial Officer
--------------------------        (Principal Financial and Accounting Officer)   September 25, 2006
William Swain


*
--------------------------
August P. Klein                  Director                                        September 25, 2006


*
--------------------------
Michael Volker                   Director                                        September 25, 2006


*
--------------------------
Gordon Watson                    Director                                        September 25, 2006


* William Swain, pursuant to Powers of Attorney (executed by each of the officers and directors listed above), by signing his name hereto does hereby sign and execute this Post-Effective Amendement to the Registration Statement on behalf of each of the persons referenced above.

Date: September 25, 2006                 /s/ William Swain
                                         ---------------------------------------
                                         William Swain

                                  EXHIBIT INDEX

Exhibit
 Number                               Description of Exhibit
--------    --------------------------------------------------------------------

2.1 Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, between registrant and GraphOn NES Sub, LLC, a California limited liability company, GraphOn Via SUB III Inc., a Delaware corporation, Network Engineering Software, Inc., a California corporation and Ralph Wesinger (1)

3.1         Amended and Restated Certificate of Incorporation of Registrant (2)

3.2         Amended and Restated Bylaws of Registrant (3)

4.1         Form of certificate evidencing shares of common stock of Registrant
            (4)

4.7         Form of Warrant issued by Registrant on January 29, 2004 (5)

4.8         Form of Warrant issued by Registrant on February 2, 2005 (6)

4.9 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (5)

4.10 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (6)

10.16       1996 Stock Option Plan of Registrant (4)

10.17       1998 Stock Option/Stock Issuance Plan of Registrant (3)

10.18       Supplemental Stock Option Agreement, dated as of June 23, 2000 (7)

10.19       Employee Stock Purchase Plan of Registrant (7)

10.20 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (5)

10.21 Financial Advisory Agreement, dated January 29, 2004, by and between Registrant and Orin Hirschman (9)

10.22 Amendment to Financial Advisory Agreement, dated February 2, 2005, by and between Registrant and Orin Hirschman (6)

10.23 Reimbursement Agreement, dated December 10, 2004, by and between Registrant and AIGH Investment Partners LLC (9)

10.24 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (6)

10.25 Non-recourse Secured Promissory Note, dated October 6, 2004, by and between Registrant and Ralph Wesinger (9)

10.26 Stock Pledge Agreement, dated October 6, 2004, by and between Registrant and Ralph Wesinger (9)

10.27 Agreement, dated December 16, 2003, by and between Registrant and Griffin Securities, Inc. (9)

10.28       2005 Equity Incentive Plan (10)

10.29 Stock Option Agreement, dated February 1, 2005 by and between Registrant and Ralph Wesinger (11)

10.30 Stock Option Agreement, dated January 29, 2005 by and between Registrant and Gary Green (11)

16.1 Letter from BDO Seidman, LLP, dated February 10, 2005 regarding change in certifying accountant (8)

21.1        Subsidiaries of Registrant

23.1        Consent of Macias Gini & O'Connell LLP

----------
(1) Incorporated by reference from Registrant's Current Report on Form 8-K, dated December 3, 2004, filed with the SEC on December 9, 2004

(2) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 28, 2005, filed with the SEC on February 3, 2005

(3)   Incorporated by reference from Registrant's Form S-4, file number
      333-76333

(4)   Incorporated by reference from Registrant's Form S-1, file number
      333-11165

(5) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 30, 2003

(6) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on February 4, 2005

(7)   Incorporated by reference from Registrant's Form S-8, file number
      333-40174

(8) Incorporated by reference from Registrant's Current Report on Form 8-K, dated February 9, 2005, filed with the SEC on February 14, 2005

(9) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on April 15, 2005

(10) Incorporated by reference from Registrant's Definitive Proxy Statement, dated November 21, 2005, filed with the SEC on November 25, 2005

(11) Incorporated by reference from Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on April 17, 2006